UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

REDWOOD TRUST, INC.

(Name of Registrant as Specified in Its Charter)

___________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REDWOOD TRUST, INC.
One Belvedere Place, Suite 300
Mill Valley, California 94941
(415) 389-7373

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Redwood Trust, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Redwood Trust, Inc., a Maryland corporation, to be held on May 17, 2011 at 10:30 a.m., local time, at the Acqua Hotel, 555 Redwood Highway, Mill Valley, California 94941, for the following purposes:

1.	To elect Douglas B. Hansen, Martin S. Hughes, Greg H. Kubicek, and Charles J. Toeniskoetter as Class II directors to serve until the Annual Meeting of Stockholders in 2014 and until their successors are duly elected and qualified;
2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2011;
3.	To hold an advisory vote on executive compensation;
4.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;
5.	To vote on an amendment to our Charter;
6.	To vote on a stockholder proposal, if properly presented; and
7.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

A Proxy Statement describing the matters to be considered at the Annual Meeting is attached to this notice. Our Board of Directors has fixed the close of business on March 31, 2011 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting.

We would like your shares to be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we respectfully request that you mark, date, sign, and promptly mail the enclosed proxy card in the accompanying postage-paid envelope or, pursuant to instructions on the enclosed proxy card, authorize a proxy to cast your votes by telephone or through the Internet.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 17, 2011:

•	our Proxy Statement can be directly accessed through our website at: http://www.redwoodtrust.com/ Proxy
•	our Annual Report on Form 10-K for the year ended December 31, 2010 is available within the Investor Information section of our website at: http://www.redwoodtrust.com

By Order of the Board of Directors,
/s/ Andrew P. Stone Secretary

April 4, 2011

YOUR VOTE IS IMPORTANT.
PLEASE PROMPTLY MARK, DATE, SIGN, AND
RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE
OR, PURSUANT TO INSTRUCTIONS ON YOUR PROXY CARD,
AUTHORIZE A PROXY TO CAST YOUR VOTES BY TELEPHONE
OR THROUGH THE INTERNET.

REDWOOD TRUST, INC.

i

REDWOOD TRUST, INC.
One Belvedere Place, Suite 300
Mill Valley, California 94941
(415) 389-7373

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2011

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Redwood Trust, Inc., a Maryland corporation (Redwood, we, or us), for exercise at the Annual Meeting of Stockholders (the Annual Meeting) to be held on Tuesday, May 17, 2011 at 10:30 a.m., local time, at the Acqua Hotel, 555 Redwood Highway, Mill Valley, California 94941, and at any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card, and the Notice of Annual Meeting are being mailed to stockholders of record as of the record date for the Annual Meeting beginning on or about April 12, 2011.

Redwood, together with its subsidiaries, is a financial institution that seeks to invest in real estate related assets that have the potential to provide attractive cash flows over a long period of time and support our goal of distributing attractive levels of dividends to our stockholders. For tax purposes, we are structured as a real estate investment trust, or REIT. We are able to pass through substantially all of our earnings generated at our REIT to our stockholders without paying income tax at the corporate level. We pay income tax on the REIT taxable income we retain and on the income we earn at our taxable subsidiaries. Redwood was incorporated in the State of Maryland on April 11, 1994, and commenced operations on August 19, 1994. Our executive offices are located at One Belvedere Place, Suite 300, Mill Valley, California 94941.

The address and telephone number of our principal executive office are as set forth above and our website is www.redwoodtrust.com.

INFORMATION ABOUT THE ANNUAL MEETING

Who May Attend the Annual Meeting

Only stockholders who own our common stock as of the close of business on March 31, 2011, the record date for the Annual Meeting, will be entitled to attend the Annual Meeting. In the discretion of management, we may permit certain other individuals to attend the Annual Meeting, including members of the media and our employees.

Who May Vote

Each share of our common stock outstanding on the record date for the Annual Meeting is entitled to one vote. The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 31, 2011. As of the record date, there were 78,138,724 shares of common stock issued and outstanding. You can vote in person at the Annual Meeting or by proxy. To vote by authorizing a proxy to cast your votes, please mark, date, sign, and mail the enclosed proxy card. You may also authorize a proxy to vote your shares by telephone or through the Internet as instructed on the proxy card.

If your shares are held in the name of a bank, broker, or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If your shares are not registered in your own name and you plan to cast your votes in person at the Annual Meeting, you should contact your broker or agent to obtain a broker’s proxy card and bring it to the Annual Meeting in order to vote.

Voting by Proxy; Board of Directors’ Voting Recommendations

If you vote by proxy, the individuals named on the proxy, or their substitutes, will cast your votes in the manner you indicate. If you date, sign, and return the proxy card without marking your voting instructions, your votes will be cast in accordance with the recommendations of Redwood’s Board of Directors, as follows:

•	For the election of each of the four Class II nominees to serve as directors until the Annual Meeting of Stockholders in 2014 and until their successors are duly elected and qualified;
•	For the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2011;
•	For the approval, on an advisory basis, of the compensation of our Named Executive Officers;
•	For the approval, on an advisory basis, of an annual advisory vote on executive compensation;
•	For the approval of the amendment to our Charter;
•	Against the stockholder proposal concerning our classified Board of Directors, if the proposal is properly presented at the Annual Meeting; and
•	In the discretion of the proxy holder on any other matter that properly comes before the Annual Meeting.

You may revoke or change your proxy at any time before it is exercised by delivering to us a signed proxy with a date later than your previously delivered proxy, by submitting a new proxy by telephone or through the Internet, by voting in person at the Annual Meeting, or by sending a written revocation of your proxy addressed to Redwood’s Secretary at our principal executive office.

Quorum Requirement

The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner returns a proxy card but does not vote on a matter because the nominee holder has not received instructions from the beneficial owner and does not have or chooses not to exercise discretionary authority to vote the shares.

Other Matters

Our Board of Directors knows of no other matters that may be presented for stockholder action at the Annual Meeting. If other matters properly come before the Annual Meeting, however, it is intended that the persons named in the proxies will vote on those matters in their discretion.

Information About the Proxy Statement and the Solicitation of Proxies

The enclosed proxy is solicited by our Board of Directors and we will bear the costs of this solicitation. Proxy solicitations will be made by mail, and also may be made by our directors, officers, and employees in person or by telephone, facsimile transmission, e-mail, or other means of communication. Banks, brokerage houses, nominees, and other fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of shares of our common stock entitled to be voted at the Annual Meeting and to obtain authorization for the execution of proxies on behalf of beneficial owners. We will, upon request, reimburse those parties for their reasonable expenses in forwarding proxy materials to their beneficial owners.

Annual Report

Our 2010 Annual Report, consisting of our Annual Report on Form 10-K for the year ended December 31, 2010 is being mailed to stockholders together with this Proxy Statement and contains financial and other information about Redwood, including audited financial statements for our fiscal year ended December 31, 2010. Certain sections of our 2010 Annual Report are incorporated into this Proxy Statement by reference, as described in more detail under “Information Incorporated by Reference” below. Our 2010 Annual Report is also available on our website.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (SEC) called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement, and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting, Proxy Statement, and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing at: Computershare Investor Services, 250 Royall Street, Canton, MA 02021; or by telephone at: (888) 472-1955).

If you participate in householding and wish to receive a separate copy of the Notice of Annual Meeting, Proxy Statement, and Annual Report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Computershare as indicated above.

Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

CORPORATE GOVERNANCE

Corporate Governance Standards

Our Board of Directors has adopted Corporate Governance Standards (Governance Standards). Our Governance Standards are available on our website as well as in print at the written request of any stockholder addressed to Redwood’s Secretary at our principal executive office. The Governance Standards contain general principles regarding the composition and functions of our Board of Directors and its committees.

Process for Nominating Potential Director Candidates

Identifying and Evaluating Nominees for Directors.  Our Board of Directors nominates director candidates for election by stockholders at each annual meeting and elects new directors to fill vacancies on our Board of Directors between annual meetings of the stockholders. Our Board of Directors has delegated the selection and initial evaluation of potential director nominees to the Governance and Nominating Committee with input from the Chief Executive Officer and President. The Governance and Nominating Committee makes the final recommendation of candidates to our Board of Directors for nomination. Our Board of Directors, taking into consideration the assessment of the Governance and Nominating Committee, also determines whether a nominee would be an independent director.

Stockholders’ Nominees.  Our Bylaws permit stockholders to nominate a candidate for election as a director at an annual meeting of the stockholders subject to compliance with certain notice and informational requirements, as more fully described below in this Proxy Statement under “Stockholder Proposals for the 2012 Annual Meeting.” A copy of the full text of our Bylaws may be obtained by any stockholder upon written request addressed to Redwood’s Secretary at our principal executive office. Among other matters required under our Bylaws, any stockholder nominations should include the nominee’s name and qualifications for Board membership and should be addressed to Redwood’s Secretary at our principal executive office.

The policy of the Governance and Nominating Committee is to consider properly submitted stockholder nominations for candidates for election to our Board of Directors. The Governance and Nominating Committee evaluates stockholder nominations in connection with its responsibilities set forth in its written charter and applies the qualification and diversity criteria set forth in the Governance Standards.

Director Qualifications.  Our Governance Standards contain Board membership criteria that apply to nominees for our Board of Directors. Each member of our Board of Directors must exhibit high standards of integrity, commitment, and independence of thought and judgment, and must be committed to promoting the best interests of Redwood. In addition, each director must devote the time and effort necessary to be a responsible and productive member of our Board of Directors. This includes developing knowledge about Redwood’s business operations and doing the work necessary to participate actively and effectively in Board and committee meetings.

Our Governance Standards also contain criteria that are intended to guide our Governance and Nominating Committee’s considerations of diversity in identifying nominees for our Board of Directors. In particular, our Governance Standards provide that the members of our Board of Directors should collectively possess a broad range of talent, skill, expertise, and experience useful to effective oversight of our business and affairs and sufficient to provide sound and prudent guidance with respect to our operations and interests. The self-assessments that are conducted each year by our Board of Directors and our Governance and Nominating Committee include an assessment of whether the Board’s then current composition represents the broad range of talent, skill, expertise, and experience that is called for by our Governance Standards.

Director Independence

As required under Section 303A of the New York Stock Exchange (NYSE) Listed Company Manual and our Governance Standards, our Board of Directors has affirmatively determined that none of the following directors has a material relationship (either directly or as a partner, shareholder, or officer of an organization that has a relationship) with us and that each of them qualifies as “independent” under Section 303A: Richard D. Baum, Thomas C. Brown, Mariann Byerwalter, Greg H. Kubicek, Jeffrey T. Pero, Georganne C. Proctor, and Charles J. Toeniskoetter. The Board of Directors’ determination was made with respect to Mr. Pero after consideration of the following: Mr. Pero is a retired partner of Latham & Watkins LLP and has been a director of Redwood since November 2009; Latham & Watkins LLP provides legal services to Redwood; and Mr. Pero’s retirement payments from Latham & Watkins LLP are adjusted to exclude any proportionate benefit received from the fees paid by Redwood to Latham & Watkins LLP.

Three of the members of our Board of Directors, George E. Bull, III, Douglas B. Hansen, and Martin S. Hughes, do not currently qualify as “independent” under Section 303A of the NYSE Listed Company Manual or our Governance Standards. Mr. Bull does not currently qualify as independent due to the fact that until his retirement in May 2010, he served as Redwood’s Chief Executive Officer. Mr. Hansen does not currently qualify as independent due to the fact that until his retirement in December 2008, he served as Redwood’s President. Mr. Hughes does not qualify as independent because he is Redwood’s current Chief Executive Officer and President.

Board Leadership Structure

At Redwood, there is a separation of the chairman and chief executive officer roles. The Chairman of the Board of Directors presides over meetings of the Board and serves as a liaison between the Board and management of Redwood. In addition, the Chairman provides input regarding Board agendas, materials, and areas of focus, and may represent Redwood to external constituencies such as investors, governmental representatives, and business counterparties. The Chairman is George E. Bull, III, who was one of the founders of Redwood in 1994 and who has continuously served as the Chairman since the inception of Redwood. Mr. Bull is a non-employee director, but is not an independent director due to the fact that he retired as our Chief Executive Officer in May 2010.

Under our Governance Standards, the Board of Directors also has a Presiding Director elected by the independent directors, who acts as a lead independent director and carries out certain other responsibilities, as described below. In addition, each of the Audit Committee, Compensation Committee, and Governance and Nominating Committee is chaired by an independent director.

Richard D. Baum serves as the Presiding Director. The Presiding Director is responsible for chairing executive sessions of our independent directors, as well as providing input regarding Board agendas, materials, and areas of focus, serving as one of the liaisons between management and the Board, working with the chair of each of the Board’s committees to ensure that each committee functions effectively, and performing other functions to facilitate effective communication and corporate governance.

The Board believes this leadership structure is appropriate for Redwood, as it provides for the Board to be led by non-employee directors. As a non-employee Chairman of the Board, Mr. Bull brings significant prior experience as the Chief Executive Officer to bear on his leadership responsibilities, while Mr. Baum, in his role as Presiding Director, brings the important perspective of an independent director.

Executive Sessions

Our Governance Standards require that our non-management directors (i.e., the nine of our ten directors that are not Redwood employees) meet in executive session at each regularly scheduled meeting of our Board of Directors and at such other times as determined by our Presiding Director. In addition, if any non-management director is not also an independent director, then our Governance Standards require that our independent directors meet at least annually without any such non-independent directors.

Board of Directors’ Role in Risk Oversight

The Board of Directors takes an active role in risk oversight. At its regular meetings it reviews Redwood’s business and investment strategies and plans and seeks an understanding of the related risks as well as management’s approach to identifying and managing those risks. Because of the nature of Redwood’s business, the Board of Directors focuses on, among other things, establishing the appropriate philosophy with respect to investment risk and determining whether risks actually taken are in accordance with this philosophy. In carrying out its role in risk oversight, the Board of Directors receives and discusses quarterly reports from Redwood’s Chief Risk Officer and quarterly reports from the Audit Committee, which also carries out a risk oversight function delegated by the Board of Directors.

Under its charter, the Audit Committee is specifically charged with (i) inquiring of management and Redwood’s independent registered public accounting firm about significant risks or exposures with respect to corporate accounting, reporting practices of Redwood, the quality and integrity of the financial reports and controls of Redwood, regulatory and accounting initiatives, and any off-balance sheet structures, and (ii) assessing the steps management has taken to minimize such risks. In addition, the Audit Committee is specifically charged with regularly discussing with management Redwood’s policies with respect to risk assessment and risk management, including identification of Redwood’s major financial and operational risk exposures and the steps management has taken to monitor and control those exposures.

The Audit Committee carries out this function by, among other things, receiving a quarterly risk management report from Redwood’s Chief Risk Officer and a quarterly internal audit report from Redwood’s head of internal audit, reviewing these reports, and discussing them by asking questions and providing direction to management. In addition, as noted below under “Audit Committee Matters — Audit Committee Report,” the Audit Committee also receives and discusses regular and required communications from Redwood’s independent registered public accounting firm regarding, among other things, Redwood’s internal controls. In addition to discussion of these reports during Audit Committee meetings, as circumstances merit, the Audit Committee holds separate executive sessions with one or more of the Chief Risk Officer, Redwood’s head of internal audit, and representatives of Redwood’s independent registered public accounting firm to discuss any matters that the Audit Committee or these persons believe should be discussed in the absence of other members of management.

In addition, when appropriate, the Board of Directors may delegate to other standing committees risk oversight responsibilities with respect to certain matters or request that other committees review certain risk oversight matters. For example, the Compensation Committee has been delegated to review, on an annual basis, whether Redwood’s compensation policies and practices are reasonably likely to have a material adverse effect on Redwood.

The Board of Directors believes that this manner of administering the risk oversight function effectively integrates such oversight into the Board of Directors’ leadership structure, because the risk oversight function is carried out both at the Board level as well as through delegation to the Audit Committee, which consists solely of independent directors, and when appropriate to the other standing committees of the Board of Directors, which also consist solely of independent directors.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with our Board of Directors by e-mail addressed to boardofdirectors@redwoodtrust.com. The Presiding Director has access to this e-mail address and provides access to the other directors as appropriate. Communications that are intended specifically for non-management directors should be addressed to the Presiding Director.

Director Attendance at Annual Meetings of Stockholders

Pursuant to our Governance Standards, our directors are expected to attend annual meetings of stockholders. Nine of our then ten directors attended last year’s Annual Meeting of Stockholders in person. We currently expect all of our directors to attend this year’s Annual Meeting of Stockholders.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics that applies to all of our directors, officers, and employees. Our Code of Ethics is available on our website as well as in print at the written request of any stockholder addressed to Redwood’s Secretary at our principal executive office.

We intend to post on our website and disclose in a Current Report on Form 8-K, to the extent required by applicable regulations, any change to the provisions of our Code of Ethics and any waiver of a provision of the Code of Ethics.

STOCK OWNERSHIP REQUIREMENTS

Required Stock Ownership by Directors

Pursuant to our Governance Standards, non-employee directors are required to purchase from their own funds at least $50,000 (as measured on a purchase cost basis, including deferred stock units credited to our Executive Deferred Compensation Plan through the voluntary deferral of what otherwise would have been current cash compensation) of our common stock within three years from the date of commencement of their Board membership. Any director whose status has changed from being an employee director to being a non-employee director is not subject to this requirement if that director held at least $50,000 of our common stock at the time of that change in status (as measured on the purchase cost basis outlined in the prior sentence).

In addition, non-employee directors are required to own at least $280,000 of our common stock (as measured on a purchase/acquisition cost basis, including deferred stock units acquired through both voluntary and involuntary deferred compensation) by the later of December 31, 2011 or five years from the date of commencement of their Board membership. Stock and deferred stock units acquired with respect to the $50,000 stock ownership requirement count toward the attainment of the $280,000 stock ownership requirement.

As of the date of this Proxy Statement, all of our non-employee directors were in compliance with these guidelines.

Required Stock Ownership by Executive Officers

The Compensation Committee of our Board of Directors has set the following executive stock ownership guidelines with respect to our executive officers (as measured on a purchase/acquisition cost basis, including deferred stock units acquired through both voluntary and involuntary deferred compensation).

•	Each executive officer is required to own stock with a value at least equal to (i) five times current salary for the Chief Executive Officer, (ii) three times current salary for the Chief Operating Officer, and (iii) two times current salary for the other executive officers;
•	Three years are allowed to initially attain the required level of ownership, and three years are allowed to acquire additional incremental shares if promoted to a position with a higher guideline (if not in compliance at the indicated times, then the executive officer is required to retain net after-tax shares delivered as compensation or from the Executive Deferred Compensation Plan until compliance is achieved); and
•	All shares owned outright are counted, including those held in trust for the executive officer and his or her immediate family, as well as vested deferred stock units and any other vested shares held pursuant to other employee plans.

As of the date of this Proxy Statement, all of our executive officers were in compliance with these guidelines.

ITEM 1 — ELECTION OF DIRECTORS

Our Charter and Bylaws provide for a classified Board of Directors consisting of Classes I, II, and III. Class II directors are scheduled to be elected at the 2011 Annual Meeting to serve for a three-year term and until their successors are duly elected and qualified. The nominees for the four Class II director positions are set forth below. In the event we are advised prior to the Annual Meeting that any nominee will be unable to serve or for good cause will not serve as a director if elected at the Annual Meeting, the proxies will cast votes for any person who shall be nominated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, we are not aware of any nominee who is unable or unwilling to serve as a director for the full three-year term. The nominees listed below currently are serving as directors of Redwood.

Vote Required

If a quorum is present, a plurality of the votes cast at the Annual Meeting is required for the election of a director. Cumulative voting in the election of directors is not permitted. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote in the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES IDENTIFIED BELOW.

Class II Nominees to Board of Directors

Name	Position with Redwood
Douglas B. Hansen	Director
Martin S. Hughes	Director, President, and Chief Executive Officer
Greg H. Kubicek	Director
Charles J. Toeniskoetter	Director

Certain biographical information regarding each nominee for election at the Annual Meeting is set forth below along with biographical information for other directors.

Douglas B. Hansen, age 53, is a founder of Redwood and served as President from 1994 through 2008. Mr. Hansen retired from his position as President of Redwood at the end of 2008. He remains a director of Redwood. From 1990 through 1997, Mr. Hansen was a Principal with GB Capital. GB Capital assisted banks, insurance companies, and savings and loans in managing portfolios of securitized and unsecuritized mortgage loans, in arranging collateralized borrowings, in hedging balance sheet risks, and with other types of capital markets transactions. Mr. Hansen holds a B.A. in Economics from Harvard College and an M.B.A. from Harvard Business School.

The Board of Directors concluded that Mr. Hansen should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:

•	Leadership attributes and management experience, including experience as President of Redwood since its founding in 1994 through 2008
•	Skill and experience in investing in real estate-related assets and managing portfolios of such investments
•	Skill and experience in managing balance sheet exposures and managing financial risks
•	Skill and experience in executing capital markets transactions
•	Experience in finance and accounting matters
•	Professional and educational background

Martin S. Hughes, age 53, has served as President of Redwood since 2009 and Chief Executive Officer since May 2010. Mr. Hughes served as Co-Chief Operating Officer from November 2007 to May 2010, Chief Financial Officer from 2006 to April 2010, Treasurer from 2006 to 2007 and Vice President from 2005 to 2007. Mr. Hughes has over 18 years of senior management experience in the financial services industry. From 2000 to 2004, Mr. Hughes was the President and Chief Financial Officer for Paymap, Inc. In addition, Mr. Hughes served as a Vice President and Chief Financial Officer for Redwood from 1998 to 1999. Mr. Hughes also served as Chief Financial Officer for North American Mortgage Company from 1992 to 1998. Prior to 1992, Mr. Hughes was employed for eight years at an investment banking firm and for four years at Deloitte & Touche. Mr. Hughes has a BS in accounting from Villanova University.

The Board of Directors concluded that Mr. Hughes should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:

•	Leadership attributes and management experience, including experience as President of Redwood since 2009, Chief Financial Officer of Redwood between 2006 and April 2010, and CEO of Redwood since May 2010
•	Skill and experience in managing balance sheet exposures and managing financial risks
•	Skill and experience in executing capital markets transactions
•	Expertise and experience in the mortgage lending and investment banking industries
•	Accounting expertise and experience
•	Professional and educational background

Greg H. Kubicek, age 54, has been a director of Redwood since 2002. Mr. Kubicek is President of The Holt Group, Inc., a real estate company that develops, owns, and manages commercial real estate properties and is a residential homebuilder. Mr. Kubicek currently serves as a director for Cadet Manufacturing Co. He has also served as Chairman of the Board of Cascade Corporation, an international manufacturing corporation. Mr. Kubicek holds a B.A. in Economics from Harvard College.

The Board of Directors concluded that Mr. Kubicek should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:

•	Leadership attributes
•	Management and entrepreneurial experience
•	Expertise and experience in the real estate development industry
•	Experience and expertise in the property management business
•	Professional and educational background

Charles J. Toeniskoetter, age 66, has been a director of Redwood since 1994. Mr. Toeniskoetter is Chairman of Toeniskoetter & Breeding, Inc. Development, a company that has developed, owns, and manages over $250 million of commercial and industrial real estate properties, and Chairman & CEO of Toeniskoetter Construction, Inc. Mr. Toeniskoetter serves on the Board of Directors of SJW Corp. and Heritage Commerce Corp., as well as a number of other community organizations. Mr. Toeniskoetter holds a B.S. in Mechanical Engineering from the University of Notre Dame and an M.B.A. from the Stanford University Graduate School of Business.

The Board of Directors concluded that Mr. Toeniskoetter should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:

•	Leadership attributes, including experience as a chief executive officer
•	Management and entrepreneurial experience
•	Experience as a director of public companies
•	Expertise and experience in the commercial real estate industry
•	Expertise and experience in the banking and investment management industries
•	Professional and educational background

Current Directors — Terms Expiring After 2011

George E. Bull, III, age 61, is a founder of Redwood and Chairman of the Board. Mr. Bull has served as Chairman of the Board of Redwood since 1994 and served as Chief Executive Officer from 1994 to May 2010. From 1983 through 1997, Mr. Bull was the President of GB Capital. GB Capital assisted banks, insurance companies, and savings and loans in managing portfolios of securitized and unsecuritized mortgage loans, in arranging collateralized borrowings, in hedging balance sheet risks, and with other types of capital markets transactions. Mr. Bull holds a B.A. in Economics from the University of California at Davis. Mr. Bull is a Class III director whose term expires in 2012.

The Board of Directors concluded that Mr. Bull should continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:

•	Leadership attributes and management experience, including experience as Chief Executive Officer of Redwood from its founding in 1994 to May 2010
•	Skill and experience in investing in real estate-related assets and managing portfolios of such investments
•	Skill and experience in managing balance sheet exposures and managing financial risks
•	Skill and experience in executing capital markets transactions
•	Professional and educational background

Richard D. Baum, age 64, has been a director of Redwood since 2001. Mr. Baum is currently the President and Managing Partner of Atwater Retirement Village LLC (a private company). From 2008 to mid-2009, Mr. Baum served as Executive Director of the California Commission for Economic Development. He also served as the Chief Deputy Insurance Commissioner for the State of California from 1991 to 1994 and 2003 to 2007. Mr. Baum served from 1996 to 2003 as the President of Care West Insurance Company, a worker’s compensation insurance company, and prior to 1991 as Senior Vice President of Amfac, Inc., a diversified operating company engaged in various businesses, including real estate development and property management. Mr. Baum holds a B.A. from Stanford University, an M.A. from the State University of New York, and a J.D. from George Washington University, National Law Center, Washington, D.C. Mr. Baum is a Class I director whose term expires in 2013.

The Board of Directors concluded that Mr. Baum should continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:

•	Leadership attributes and management experience
•	Experience as a chief executive officer
•	Experience in government service and financial regulation
•	Expertise and experience relating to the insurance industry
•	Expertise and experience relating to the real estate development industry and property management business
•	Expertise and experience relating to institutional governance
•	Professional and educational background

Thomas C. Brown, age 62, has been a director of Redwood since 1998. Mr. Brown is currently CEO and Principal shareholder of Urban Bay Properties, Inc. and Chief Operating Officer for McGuire Real Estate. Mr. Brown has previously held CEO or senior officer positions with PMI Mortgage Insurance, Centerbank, and Merrill Lynch and Co., Inc. Mr. Brown’s experience encompasses over 25 years in mortgage finance, real estate, banking, and investment banking. Mr. Brown holds a B.S. from Boston University and an M.B.A. from the University of Buffalo. Mr. Brown is a Class III director whose term expires in 2012.

The Board of Directors concluded that Mr. Brown should continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:

•	Leadership attributes and management experience
•	Experience as a chief executive officer and chief operating officer
•	Expertise and experience in the mortgage finance, real estate, banking, and investment banking industries
•	Professional and educational background

Mariann Byerwalter, age 50, has been a director of Redwood since 1998. Ms. Byerwalter is currently Chairman of JDN Corporate Advisory LLC (a privately held advisory services firm). Ms. Byerwalter served as the Chief Financial Officer and Vice President for Business Affairs of Stanford University from 1996 to 2001. She was a partner and co-founder of America First Financial Corporation from 1987 to 1996, and she served as Chief Operating Officer, Chief Financial Officer, and a director of America First Eureka Holdings, a publicly traded institution and the holding company for Eureka Bank, from 1993 to 1996. She serves on the Board of Directors of Pacific Life Corp., SRI International, Burlington Capital Corporation, WageWorks, Inc., the Lucile Packard Children’s Hospital, and the Stanford Hospital and Clinics. She also currently serves on the Board of Trustees of Stanford University and as a Trustee of certain investment companies affiliated with Charles Schwab Corporation. Ms. Byerwalter holds a B.A. from Stanford University and an M.B.A. from Harvard Business School. Ms. Byerwalter is a Class I director whose term expires in 2013.

The Board of Directors concluded that Ms. Byerwalter should continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:

•	Leadership attributes and management and entrepreneurial experience
•	Experience as a chief financial officer
•	Expertise and experience in the banking and insurance industries
•	Expertise and experience relating to institutional governance
•	Professional and educational background

Jeffrey T. Pero, age 64, has been a director of Redwood since 2009. Mr. Pero retired in October 2009, after serving as a partner for more than 23 years, from the international law firm of Latham & Watkins LLP. At Latham & Watkins LLP, Mr. Pero’s practice focused on advising clients regarding corporate governance matters, debt and equity financings, mergers and acquisitions, and compliance with U.S. securities laws; Mr. Pero also served in various firm management positions. Mr. Pero currently serves as a director of BRE Properties, Inc., a real estate investment trust. Mr. Pero holds a B.A. from the University of Notre Dame and a J.D. from New York University School of Law. Mr. Pero is a Class I director, whose term expires in 2013.

The Board of Directors concluded that Mr. Pero should continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:

•	Expertise and experience in structuring and negotiating debt and equity financings
•	Expertise and experience relating to corporate governance
•	Management experience
•	Expertise and experience relating to real estate investment trusts
•	Expertise and experience relating to the U.S. securities laws
•	Professional and educational background

Georganne C. Proctor, age 54, has been a director of Redwood since 2006. Ms. Proctor is the former Chief Financial Officer of TIAA-CREF, and served in that position from 2006 to 2010. From 2003 to 2005, Ms. Proctor was Executive Vice President of Golden West Financial Corporation, a thrift institution. From 1994 to 1997, Ms. Proctor was Vice President of Bechtel Group, a global engineering firm, and also served as its Senior Vice President and Chief Financial Officer from 1997 to 2002 and as a director from 1999 to 2002. From 1991 to 1994, Ms. Proctor served as finance director of certain divisions of The Walt Disney Company, a diversified worldwide entertainment company. Ms. Proctor also served on the Board of Directors of Kaiser Aluminum Corporation from 2006 to 2009. Ms. Proctor holds a B.S. in Business Management from the University of South Dakota and an M.B.A. from California State University at Hayward. Ms. Proctor is a Class III director whose term expires in 2012.

The Board of Directors concluded that Ms. Proctor should continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:

•	Management experience
•	Experience as a chief financial officer
•	Expertise and experience in the banking and investment management industries
•	Professional and educational background

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors currently consists of ten directors. Our Board of Directors has established three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The membership of each committee and the function of each committee are described below. Each of the committees has adopted a charter and the charters of all committees are available on our website and in print at the written request of any stockholder addressed to Redwood’s Secretary at our principal executive office.

Our Board of Directors held a total of six meetings during 2010. The non-management directors of Redwood met in executive session at each of the four regularly scheduled meetings, for a total of four times during 2010. The Presiding Director, who was also the Chair of the Governance and Nominating Committee during 2010, presided at executive sessions of the independent directors. No director attended fewer than 75% of the meetings of the Board of Directors and the committees on which he or she served, and as noted above, nine of our then ten directors attended last year’s Annual Meeting of Stockholders in person.

Audit Committee

The Audit Committee provides oversight regarding accounting, auditing, risk management, and financial reporting practices of Redwood. The Audit Committee consists solely of non-management directors, all of whom our Board of Directors has determined are independent within the meaning of the listing standards of the NYSE and the rules of the SEC. Our Board of Directors has determined that all members of the Audit Committee are “financially literate” within the meaning of the applicable regulations and standards and has designated Ms. Proctor as an “audit committee financial expert” within the meaning of the applicable regulations and standards. The Audit Committee met four times in 2010 in order to carry out its responsibilities, as discussed below under “Audit Committee Matters — Audit Committee Report.”

Compensation Committee

The Compensation Committee reviews and approves Redwood’s compensation philosophy, reviews the competitiveness of Redwood’s compensation practices, as well as risks that may arise from those practices, determines and approves the annual base salaries and incentive awards paid to our executive officers, approves the terms and conditions of proposed incentive plans applicable to our executive officers and other key management employees, approves and oversees the administration of Redwood’s employee benefit plans, and reviews and approves hiring and severance arrangements for our executive officers. The Compensation Committee consists solely of non-management directors, all of whom our Board of Directors has determined are independent within the meaning of the listing standards of the NYSE, are “non-employee directors” within the meaning of the rules of the SEC, and are “outside directors” within the meaning of the rules of the Internal Revenue Service (the IRS). The Compensation Committee met eight times in 2010 in order to carry out its responsibilities as more fully discussed below under “Executive Compensation — Compensation Discussion and Analysis.”

Governance and Nominating Committee

The Governance and Nominating Committee reviews and considers corporate governance guidelines and principles, evaluates potential director candidates and recommends qualified candidates to the full Board, reviews the management succession plan and executive resources, oversees the evaluation of the Board of Directors, and, in collaboration with the Compensation Committee, evaluates management. The Governance and Nominating Committee consists solely of non-management directors, all of whom our Board of Directors has determined are independent within the meaning of the listing standards of the NYSE. The Governance and Nominating Committee met four times in 2010 in order to carry out its responsibilities.

Committee Members

The current members of each of the three standing committees are listed below, with the Chair appearing first.

Audit	Compensation	Governance and Nominating
Greg H. Kubicek	Georganne C. Proctor	Richard D. Baum
Thomas C. Brown	Richard D. Baum	Greg H. Kubicek
Mariann Byerwalter	Thomas C. Brown	Jeffrey T. Pero
Georganne C. Proctor	Mariann Byerwalter	Charles J. Toeniskoetter
Charles J. Toeniskoetter	Jeffrey T. Pero

DIRECTOR COMPENSATION

Information on our non-employee director cash compensation to be paid in 2011 is set forth in the table below.

Annual Retainer	$70,000*
Committee Meeting Fee (in person attendance)	$2,000
Committee Meeting Fee (telephonic attendance)	$1,000

*	The Chair of the Audit Committee receives an additional annual cash retainer of $20,000 and the Chairs of the Compensation Committee and the Governance and Nominating Committee each receive an additional annual cash retainer of $15,000. The Presiding Director receives an additional annual cash retainer of $5,000. The Chairman of the Board of Directors receives an additional annual cash retainer of $110,000 per annum.

Non-employee directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings, as well as for their and, in some cases, their guest’s attendance at other Redwood-related meetings or events. Non-employee directors may also be reimbursed for out-of-pocket expenses incurred in attending conferences or educational seminars that relate to their Board service.

Non-employee directors are also granted deferred stock units each year at the time of the annual meeting of stockholders. The number of deferred stock units granted is determined by dividing $75,000 by the closing price of Redwood’s common stock on the NYSE on the day immediately prior to grant. Non-employee directors may also be granted equity awards upon their initial election to the Board. Deferred stock units are credited under our Executive Deferred Compensation Plan. These deferred stock units are fully vested upon grant, although they are subject to a mandatory holding period due to the fact that they are not distributed from our Executive Deferred Compensation Plan in shares of common stock until a date elected by the director (with the earliest distribution date being four years from the date of grant). Dividend equivalent rights on these deferred stock units are paid in cash to directors on each dividend distribution date.

Each director may elect to defer receipt of cash compensation or dividend equivalent rights on deferred stock units in our Executive Deferred Compensation Plan. Cash balances in the Executive Deferred Compensation Plan are unsecured liabilities of Redwood and are utilized by Redwood as available capital to fund investments and operations. Based on each director’s election, deferred compensation can either be deferred into a cash account and earn a rate of return that is equivalent to 120% of the applicable long-term federal rate published by the IRS compounded monthly or be deferred into deferred stock units which will, among other things, entitle them to receive dividend equivalent rights.

The following table provides information on non-employee director compensation for 2010, which compensation was paid in accordance with the 2010 director compensation policy disclosed in Redwood’s 2010 annual proxy statement.

Directors who are employed by Redwood do not receive any compensation for their Board activities.

Non-Employee Director Compensation — 2010(1)

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Richard D. Baum	$102,000	$60,000	$2,164	$164,164
Thomas C. Brown	$78,000	$60,000	$2,164	$140,164
George E. Bull, III(5)	$96,712	$57,534	—	$154,246
Mariann Byerwalter	$78,728	$60,000	$2,164	$140,892
Douglas B. Hansen	$60,000	$60,000	—	$120,000
Greg H. Kubicek	$96,000	$60,000	—	$156,000
Jeffrey T. Pero	$79,000	$60,000	—	$139,000
Georganne C. Proctor	$84,272	$60,000	—	$144,272
Charles J. Toeniskoetter	$74,000	$60,000	$1,114	$135,114
David L. Tyler(6)	$33,093	—	$1,114	$34,207

(1)	The table does not include dividend equivalent rights paid on deferred stock units or options, as the value of the dividend equivalent rights was factored into the grant date fair value of the original deferred stock unit and option awards in accordance with FASB Accounting Standards Codification Topic 718 (formerly referred to as FAS 123(R)).
(2)	Fees earned include the annual retainer and meeting fees.
(3)	Value of deferred stock units awarded determined in accordance with FASB Accounting Standards Codification Topic 718.
(4)	Represents gains realized from the exercise of previously granted stock options.
(5)	Mr. Bull retired from the Chief Executive Officer position effective in May 2010, but continued to serve as a non-employee director and Chairman of the Board following his retirement. Accordingly, Mr. Bull received compensation as a non-employee director for that portion of 2010 during which he was not an employee of Redwood.
(6)	Mr. Tyler retired from the Board of Directors in May 2010 in accordance with the mandatory retirement provision of Redwood’s Governance Standards. The compensation shown in this table represents earnings prior to his retirement.

The following table provides information on stock unit distributions to non-employee directors from our Executive Deferred Compensation Plan in 2010. With the exception of Ms. Byerwalter, there were no distributions to non-employee directors from the Plan. Stock units distributed represent compensation previously awarded in prior years and were reported as director compensation in those prior years.

Name	Stock Units Distributed	Aggregate Value of Stock Units Distributed ($)
Mariann Byerwalter(1)	1,348	$22,480

(1)	Ms. Byerwalter had deferred stock units distributed in 2010 that were awarded in 2006. In connection with this distribution, Ms. Byerwalter opted to forfeit 445 units to address the payment of tax liability relating to this distribution and, as a result, only 903 shares of Redwood common stock were distributed to her on May 1, 2010. The aggregate value of stock units distributed is calculated by multiplying the number of stock units distributed by the fair market value of Redwood common stock on the date of distribution.

EXECUTIVE OFFICERS

Executive officers and their positions with Redwood as of December 31, 2010 are listed in the table below. Of these executive officers, for purposes of this Proxy Statement, the Named Executive Officers (NEOs) include Mr. Hughes, Mr. Nicholas, Ms. Merdian, Mr. Isbrandtsen, and Mr. Matera.

Name	Position with Redwood as of December 31, 2010	Age
Martin S. Hughes	President & Chief Executive Officer	53
Brett D. Nicholas	Executive Vice President, Chief Operating Officer & Chief Investment Officer	42
Diane L. Merdian	Chief Financial Officer	51
Harold F. Zagunis	Chief Risk Officer	53
Scott M. Chisholm	Managing Director	45
John H. Isbrandtsen	Managing Director	49
Fred J. Matera	Managing Director	47
Andrew P. Stone	General Counsel	40

Executive officers of Redwood serve at the discretion of our Board of Directors. Biographical information regarding Mr. Hughes is provided in the preceding pages. Biographical information regarding Mr. Nicholas, Ms. Merdian, Mr. Zagunis, Mr. Chisholm, Mr. Isbrandtsen, Mr. Matera, and Mr. Stone is set forth below.

Brett D. Nicholas, age 42, has served as Executive Vice President and Chief Operating Officer since May 2010 and Chief Investment Officer since 2007. Mr. Nicholas served as Co-Chief Operating Officer from 2007 to May 2010 and Vice President of Redwood since 1996. Mr. Nicholas is responsible for managing Redwood’s day-to-day operations and investment activity. Prior to joining Redwood, he was Vice President of Secondary Marketing at California Federal Bank, FSB and Vice President of Secondary Marketing at Union Security Mortgage. Mr. Nicholas holds a B.A. in economics from the University of Colorado at Boulder and is a graduate of the Stanford University Executive Program.

Diane L. Merdian, age 51, has served as Chief Financial Officer and Managing Director of Redwood Trust, Inc. since April 2010. Ms. Merdian was a Class III Director of Redwood from 2008 to 2009. Ms. Merdian has 24 years of experience as an equity research analyst focused on the banking sector. From 2003 to 2008, Ms. Merdian was a bank strategist and senior bank research analyst of Keefe, Bruyette & Woods, where she also served as a Managing Director and head of the large-cap bank group. Between 1984 and 2002, Ms. Merdian also held equity analyst positions at Morgan Stanley, Montgomery Securities, Wellington Management, Smith Barney, and Salomon Brothers. Ms. Merdian was an economic research associate for the Federal Reserve Bank of Kansas City from 1981 to 1983. Ms. Merdian holds a B.A. in Economics, with highest distinction, from the University of Kansas. Ms. Merdian also attended the Graduate School of Business at the University of Chicago as a Leon C. Marshall Scholar and New York University.

Harold F. Zagunis, age 53, has served as Chief Risk Officer since 2009, Managing Director since 2008, Vice President from 1995 to 2008, and additionally as Chief Financial Officer, Controller, Treasurer, and Secretary at different times between 1999 to 2006. Prior to joining Redwood, from 1986 to 1995, Mr. Zagunis was Vice President of Finance for Landmark Land Company, Inc. (a publicly traded company owning savings and loan and real estate development interests). Mr. Zagunis holds B.A. degrees in mathematics and economics from Willamette University and an M.B.A. from the Stanford University Graduate School of Business.

Scott M. Chisholm, age 45, has served as Managing Director since 2009. Prior to joining Redwood, Mr. Chisholm was a Managing Director and managed the New York office of Prudential Mortgage Capital Company from 2001 until September 2009. Prior to 2001, Mr. Chisholm held various positions in the real estate finance departments at Deutsche Bank, Lehman Brothers and JPMorgan Chase. Mr. Chisholm holds a B.A. in history from Trinity College and an M.S. in real estate from Columbia University.

John H. Isbrandtsen, age 49, is Managing Director, and has been employed by Redwood since 1999. Prior to joining Redwood, Mr. Isbrandtsen served as Residential Securitization Manager at Bank of America, Senior Vice President at Walsh Acquisition Corp., Vice President at Gruntal Financial Corp., Assistant Treasurer at Carteret Savings Bank, and an Analyst at City Federal Savings Bank. Mr. Isbrandtsen has a B.S. degree in finance and economics from Babson College.

Fred J. Matera, age 47, is Managing Director and has been employed by Redwood since 2008. Between 2001 and when he joined Redwood, Mr. Matera was a Managing Director and Co-Head of Structured Credit at RBS Greenwich Capital. Between 1989 and 2001, Mr. Matera had positions as a mortgage trader and has held a number of trading positions in financial services firms, including Goldman Sachs, DLJ, and First Boston and was an analyst at the Federal Reserve Bank of New York. Mr. Matera has a B.A. in economics from Tufts University and an M.B.A. in finance from The Wharton School of the University of Pennsylvania.

Andrew P. Stone, age 40, has served as General Counsel and Managing Director since December 2008. Prior to joining Redwood, he served as Deputy General Counsel of Thomas Weisel Partners Group, Inc. from 2006 to 2008 and between 1996 and 2006 practiced corporate and securities law at Sullivan & Cromwell LLP and Brobeck, Phleger & Harrison LLP. Mr. Stone holds a B.A. in mathematics and history from Kenyon College and a J.D. from New York University School of Law.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information, as of March 31, 2011, on the beneficial ownership of our common stock by our directors, executive officers, and by all of our directors and executive officers as a group. As indicated in the notes, the table includes common stock equivalents held by these individuals through Redwood-sponsored benefits programs. Except as otherwise indicated and for such power that may be shared with a spouse, each person has sole investment and voting power with respect to the shares shown to be beneficially owned. Beneficial ownership is determined in accordance with the rules of the SEC.

Executive Officers	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class(2)
Martin S. Hughes(3)	261,930	*
Brett D. Nicholas(4)	302,989	*
Diane L. Merdian(5)	16,266	*
Harold F. Zagunis(6)	158,505	*
Scott M. Chisholm(7)	12,041	*
John H. Isbrandtsen(8)	71,325	*
Fred J. Matera(9)	34,782	*
Andrew P. Stone(10)	14,560	*

Non-Management Directors
Richard D. Baum(11)	22,990	*
Thomas C. Brown(12)	17,387	*
George E. Bull, III(13)	1,143,792	1.4%
Mariann Byerwalter(14)	17,566	*
Douglas B. Hansen(15)	468,787	*
Greg H. Kubicek(16)	110,177	*
Jeffrey T. Pero(17)	15,043	*
Georganne C. Proctor(18)	25,540	*
Charles J. Toeniskoetter(19)	38,159	*
All directors and executive officers as a group (17 persons)(20)	2,731,840	3.42%

*	Less than 1%.
(1)	Represents shares of common stock outstanding, common stock underlying vested options that are exercisable within 60 days of the date of this Proxy Statement, and common stock underlying deferred stock units that have vested or will vest within 60 days of the date of this Proxy Statement. Does not include deferred stock units scheduled to be granted to non-employee directors in accordance with our non-employee director compensation policy following our 2011 Annual Meeting of Stockholders.
(2)	Based on 78,138,724 shares of our common stock outstanding as of March 31, 2011.
(3)	Includes 18,587 shares of common stock and 243,343 deferred stock units that have vested or will vest within 60 days of the date of this Proxy Statement.
(4)	Includes 56,450 shares of common stock, 56,776 shares issuable upon the exercise of stock options exercisable within 60 days the date of this Proxy Statement, and 189,763 deferred stock units that have vested or will vest within 60 days of the date of this Proxy Statement.
(5)	Includes 12,730 shares of common stock and 3,536 deferred stock units that have vested or will vest within 60 days of the date of this Proxy Statement.
(6)	Includes 12,666 shares of common stock, 34,521 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement, and 111,318 deferred stock units that have vested or will vest within 60 days of the date of this Proxy Statement.
(7)	Includes 854 shares of common stock and 11,187 deferred stock units that have vested or will vest within 60 days of the date of this Proxy Statement.

(8)	Includes 9,475 shares of common stock, 13,068 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement, and 48,782 deferred stock units that have vested or will vest within 60 days of the date of this Proxy Statement.
(9)	Includes 34,782 deferred stock units that have vested or will vest within 60 days of the date of this Proxy Statement.
(10)	Includes 844 shares of common stock, and 13,716 deferred stock units that have vested or will vest within 60 days of the date of this Proxy Statement.
(11)	Includes 10,222 shares of common stock, 5,256 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement, and 7,512 vested deferred stock units.
(12)	Includes 6,375 shares of common stock, 3,500 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement, and 7,512 vested deferred stock units.
(13)	Includes 479,528 shares of common stock held of record by the Bull Trust, 600 shares held of record by Mr. Bull’s spouse, 165,136 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement, and 498,528 deferred stock units that have vested or will vest within 60 days of the date of this Proxy Statement.
(14)	Includes 3,507 shares of common stock, 3,500 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement, and 10,559 vested deferred stock units.
(15)	Includes 306,745 shares of common stock, 154,418 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement, and 7,624 vested deferred stock units.
(16)	Includes 80,017 shares of common stock held in direct ownership, living trusts and through an unaffiliated pension plan, 1,111 shares held of record by Mr. Kubicek’s spouse, 2,500 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement, and 26,549 vested deferred stock units.
(17)	Includes 3,812 shares of common stock and 11,231 vested deferred stock units.
(18)	Includes 9,845 shares held in the Proctor Trust and 15,695 vested deferred stock units that have vested or will vest within 60 days of the date of this Proxy Statement.
(19)	Includes 22,147 shares with respect to which Mr. Toeniskoetter has voting and investment power that are held in the Toeniskoetter & Breeding, Inc. Development Profit Sharing Trust, 8,500 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement, and 7,512 vested deferred stock units.
(20)	Includes 1,035,515 shares of common stock, 447,175 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Proxy Statement, and 1,249,150 vested deferred stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of the dates noted below, with respect to shares of our common stock owned by each person or entity known by us to be the beneficial owner of more than 5% of our common stock.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class(1)
BlackRock, Inc.(2)	5,118,414	6.55%
Janus Capital Management LLC(3)	5,713,956	7.31%
Wallace R. Weitz & Company(4)	6,232,674	7.98%

(1)	Based on 78,138,724 shares of our common stock outstanding as of March 31, 2011.
(2)	Address: 40 East 52nd Street, New York, New York 10022. The information in the above table and this footnote concerning the shares of common stock beneficially owned by BlackRock, Inc. (BlackRock) is based on the amended Schedule 13G filed by BlackRock with the SEC on February 8, 2011, which indicates that BlackRock and certain other entities make aggregate reports on Schedule 13G and that the such entities, in the aggregate, have sole dispositive power and sole voting power with respect to 5,118,414 shares.
(3)	Address: 151 Detroit Street, Denver, Colorado 80206. The information in the above table and this footnote concerning the shares of common stock beneficially owned by Janus Capital Management LLC (Janus) is based on the amended Schedule 13G filed by Janus with the SEC on February 14, 2011, which indicates that Janus and certain other entities, in their respective capacities as investment advisers: (i) make aggregate reports on Schedule 13G with respect to securities held by portfolios they manage, and with respect to which they do not have the right to receive dividends or the proceeds from any sale securities, and (ii) disclaim any ownership associated with such rights. The aggregate number of shares of common stock which may be deemed to be beneficially owned by Janus includes 5,713,956 shares with respect to which Janus has shared dispositive power and shared voting power.
(4)	Address: 1125 South 103rd Street, Suite 200, Omaha, Nebraska 68124. The information in the above table and this footnote concerning the shares of common stock beneficially owned by Wallace R. Weitz & Company and Wallace R. Weitz (Weitz) is based on the amended Schedule 13G filed by Weitz with the SEC on January 28, 2011, as modified by certain additional information as of February 28, 2011 subsequently provided by Weitz to Redwood. The aggregate number of shares of common stock beneficially owned by Weitz includes 6,232,674 shares with respect to which Weitz has sole dispositive power and sole voting power. Weitz is a party to a Voting Agreement, as amended, with respect to shares, if any, held in excess of 9.8% of Redwood’s total issued and outstanding common stock. A copy of the Voting Agreement, as amended, has been filed as an exhibit to the Annual Report on Form 10-K of Redwood Trust, Inc. for the year ended December 31, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee

The Compensation Committee (the Committee) of Redwood’s Board of Directors consists exclusively of independent directors as defined by the New York Stock Exchange (NYSE). The Committee acts on behalf of Redwood’s Board of Directors in administering Redwood’s executive compensation plans and programs.

The Committee currently consists of Georganne C. Proctor (Chair), Richard D. Baum, Thomas C. Brown, Marianne Byerwalter, and Jeffrey T. Pero. The composition of the Committee changed on May 19, 2010 as follows: Mr. David Tyler ceased to serve on the Committee in connection with his retirement from service on the Redwood Board of Directors and Ms. Georganne C. Proctor was appointed to serve on the Committee and to serve as Chair of the Committee. The Committee met eight times in 2010 and has met two times to date in 2011.

The Committee is committed to providing disclosure within this Compensation Discussion and Analysis that gives insight into the process by which it arrives at determinations relating to executive compensation and the underlying rationale for those determinations. Among other things, this Compensation Discussion and Analysis describes:

•	The Committee’s process for reviewing all components of the Chief Executive Officer’s compensation and that of the other Named Executive Officers (NEOs).
•	The reasons for paying each element of compensation to the NEOs and Redwood’s compensation philosophy, objectives, and methodology for competitive benchmarking, including the use of peer groups.
•	The performance measures and goals used for performance-based compensation and the factors taken into account in the Committee’s determination of whether those measures and goals are satisfied.
•	The severance and change of control payments that certain executives may become entitled to under certain circumstances.
•	The role of the Committee’s independent compensation consultant.

Executive Summary

Redwood has adopted a performance-based compensation philosophy for its executive officers that seeks to provide incentives to achieve both short-term and long-term business objectives, align the interests of executive officers with the interests of Redwood’s long-term stockholders, and ensure that Redwood can hire and retain talented individuals in a competitive marketplace. Executive officers receive compensation through a combination of the following types of compensation: base salary; annual incentive bonus; long-term equity-based awards; and other non-cash benefits such as coverage for themselves and their families under Redwood’s medical, dental, and vision health insurance plans.

Executive officers of Redwood are designated by the Board of Directors and for 2010 included Redwood’s: President & Chief Executive Officer; Chief Operating Officer, Chief Investment Officer & Executive Vice President; Chief Financial Officer; Chief Risk Officer; General Counsel; and three other Managing Directors. In accordance with SEC regulations, this Compensation Discussion and Analysis is focused on the compensation of Redwood’s Named Executive Officers (NEOs) for 2010, although it also provides some general discussion and analysis of aspects of Redwood’s compensation programs, plans, and practices that apply to all of Redwood’s executive officers. Under SEC regulations, Redwood’s NEOs for 2010 are the following six executive officers: the former Chief Executive Officer (who retired from that position in May 2010); the President & Chief Executive Officer; the Chief Operating Officer, Chief Investment Officer & Executive Vice President; the Chief Financial Officer; and two other Managing Directors.

Each year the Committee reviews Redwood’s compensation philosophy and its executive compensation plans and programs and makes compensation determinations and changes it believes are necessary or appropriate in light of its executive compensation objectives. Highlighted below are summaries of some of the key determinations and changes made by the Committee with respect to 2010 and/or 2011 and subsequent years. Each of these key items is discussed more fully within this Compensation Discussion and Analysis, as well as within the section of this Proxy Statement relating to stockholders’ advisory vote on executive compensation (pages 64 – 67).

•	2010 and 2011 base salary for the CEO position remains unchanged from 2007. The base salary paid for the position of chief executive officer was not increased for 2010 or 2011, and remains at the same level as was in place in 2007.
•	In accordance with pay-for-performance principles, 2010 annual bonus compensation for NEOs was primarily determined by Redwood’s 2010 financial performance. Redwood’s financial performance in 2010 was strong, with $110 million of net income and a 10.92% return on equity (ROE), based on our 2010 financial results as reported under generally accepted accounting principles (GAAP). For 2010, an aggregate of $3.8 million in annual bonus compensation was paid to NEOs. Of this $3.8 million aggregate amount of bonus compensation, a total of $3.1 million, or 82%, was paid based directly on Redwood’s financial performance.
•	Compensation paid to NEOs continued to align the interests of stockholders and NEOs by delivering approximately 50% of 2010 compensation to NEOs in the form of equity-based awards. For Redwood’s 2010 NEOs, aggregate compensation paid in respect of 2010 totaled approximately $13 million, of which approximately $6.5 million (or 50%) was in the form of equity-based awards that vest over three- or four-year periods. The Committee believes that delivering a significant portion of compensation in the form of equity-based awards is appropriate to align the interests of NEOs with those of long-term Redwood stockholders.
•	The Compensation Committee adopted the use of performance-based equity awards in 2010. Of the long-term equity-based awards granted in the fourth quarter of 2010 to NEOs, 50% were performance-based awards that vest after three years only if total stockholder return over the November 2010 to November 2013 three-year period exceeds a specified performance threshold further described below under “Satisfaction of Prior-Year Commitment Regarding 2010 Performance-Based Equity Awards.”
•	The Compensation Committee continued to impose mandatory holding periods for long-term equity grants to executive officers. The Compensation Committee continues to impose mandatory holding periods on equity grants to NEOs. For example, deferred stock units granted to NEOs that vest on a pro-rata basis over four years (i.e., 1/4th of the awards vest each year over the four-year vesting period) are subject to a mandatory holding period with respect to all underlying shares that vest prior to the four-year anniversary of the grant date — with the result that none of underlying shares could be transferred or sold by the NEOs until after the fourth anniversary of the grant date.
•	Redwood eliminated excise tax gross-ups for change-in-control severance payments. In March 2011, there was an amendment to each of the three outstanding employment agreements between an executive officer and Redwood to eliminate the provisions of those agreements that provided for tax gross-ups with respect to excise taxes that could be imposed on change-in-control severance payments that could be made under these agreements in the future. As a result, Redwood does not have any employment agreements in place with any executive (or any other employee) that provide for an excise tax gross-up.
•	The Compensation Committee altered the methodology for making annual bonus payments for 2011 and subsequent years to generally reduce the proportion of bonuses paid in cash and increase the proportion of bonuses paid in equity awards with a mandatory three-year holding period. In March 2011, the Compensation Committee decided that any year-end annual bonus paid to an NEO for 2011 or any subsequent year that exceeded $250,000 in value would not be paid fully in cash, but would instead be paid in part in the form of an equity award with a mandatory three-year holding period. As any year-end annual bonus increases in value above $250,000, an increasing proportion of that bonus would be paid in the form of equity awards rather than cash. Altering the form of payment for annual bonus amounts in this manner will, in years when any NEO annual bonus exceeds $250,000, expose a greater portion of the NEOs’ annual bonuses to the future financial performance of Redwood, which the Compensation Committee believes results in a greater alignment of executive and stockholder interests.

Overall Compensation Philosophy and Objectives

Redwood has adopted a performance-based compensation philosophy for its executive officers that seeks to provide incentives to achieve both short-term and long-term business objectives and ensure that Redwood can hire and retain talented individuals in a competitive marketplace. The Committee is generally responsible for evaluating Redwood’s executive compensation programs, plans, and practices to ensure that they provide proper incentives and appropriately support corporate performance without creating risks that are likely to have a material adverse effect on Redwood.

Redwood’s executive compensation objectives are as follows:

•	Attract and retain highly qualified and productive executives.
•	Motivate executives to enhance the overall performance and profitability of Redwood, both on a short-term and a long-term basis, with an emphasis on the long-term.
•	Reinforce the linkage between the interests of Redwood’s executives and its long-term stockholders by encouraging ownership of Redwood stock by executives and rewarding stockholder value creation.
•	Ensure that compensation levels are both externally competitive and internally equitable.

Components of Compensation in 2010

In 2010, as in past years, cash compensation for Redwood’s NEOs included a base salary and an annual incentive bonus. The annual bonus was primarily determined based on a company performance bonus formula, with individual performance a secondary determinant. Redwood seeks to have an executive compensation structure that awards annual bonus compensation upon achievement of performance targets. It is generally intended that the annual compensation structure have compensation targets for each NEO that are similar to the median salary and target annual bonus compensation awarded by a peer group of companies consisting of companies with broadly similar size and complexity that are competitors for executive talent and capital. For 2010, this peer group was designated by the Committee during the first calendar quarter of the year after consultation with its independent compensation consultant, Frederic W. Cook & Co., Inc. (Cook & Co.)

The target level for Redwood’s 2010 financial performance, which was used in determining 2010 annual company performance bonuses, was an 11% annual adjusted return on equity (Adjusted ROE). Adjusted ROE is a non-GAAP performance measure that is defined and described below under “2010 Performance-Based Compensation.” For annual Adjusted ROE performance above or below the target level, it is the intention that the compensation program results in total annual bonus compensation for NEOs that is above or below the median, as applicable, for the peer group. To a lesser degree, annual bonus compensation also varies as a function of individual performance.

With respect to long-term equity-based compensation, the Committee generally seeks to make regular annual awards to NEOs at levels that exceed the market median of Redwood’s peer group to supplement salary and annual bonuses, provide an incentive to create long-term stockholder value, encourage employment retention, and build executive ownership. In particular, for 2010 the value of the annual year-end long-term equity-based compensation granted to NEOs was determined after taking into account the Committee’s philosophy that:

•	depending on Redwood’s company performance and each NEO’s individual performance, total target annual compensation for each NEO, inclusive of the value of year-end long-term equity-based grants, should approximate the 75th percentile relative to the peer group or, when appropriate, other supplemental benchmarking data (for a further description of the other supplemental benchmarking data, see “Compensation Benchmarking for 2010” below); and

•	NEO compensation earned and realized from annual bonuses and equity-based compensation should correlate with long-term stockholder value creation through dividend distributions and share-price growth over, at a minimum, the vesting and mandatory holding periods determined by the Committee to be appropriate.

The peer group of companies most recently used by the Committee in 2010 for competitive benchmarking comparisons as well as other data used for benchmarking comparisons is described further below under “Compensation Benchmarking for 2010.”

Determination of Compensation for 2010

Each year the Committee makes determinations regarding the compensation of Redwood’s NEOs. For 2010, the NEOs consisted of the following individuals:

•	Mr. George E. Bull, III, Chairman and Former Chief Executive Officer (Mr. Bull retired from the Chief Executive Officer position effective May 18, 2010)
•	Mr. Martin S. Hughes, President & Chief Executive Officer (Mr. Hughes was promoted to the Chief Executive Officer position upon Mr. Bull’s retirement)
•	Mr. Brett D. Nicholas, Chief Operating Officer, Chief Investment Officer & Executive Vice President
•	Ms. Diane L. Merdian, Chief Financial Officer
•	Mr. John H. Isbrandtsen, Managing Director
•	Mr. Fred J. Matera, Managing Director

The process for determining NEO compensation is dynamic and compensation levels are evaluated throughout each year, with the Committee having the authority to re-examine and adjust any aspect of the compensation program or process it may determine to be necessary or appropriate to take into account changing circumstances throughout the year. As has been its practice for a number of years, for 2010 the Committee directly engaged and used the services of a nationally recognized independent compensation consultant, Frederic W. Cook & Co., Inc. (Cook & Co.), to assist it in determining the elements of compensation and to provide benchmarking analyses. Cook & Co. does no other work for Redwood or its management and the Committee has the sole authority to establish and terminate the relationship with Cook & Co.

On an annual basis, Cook & Co. reviews the compensation program for Redwood’s executive officers with the Committee and assesses the competitiveness of compensation levels and targets to evaluate whether the compensation program is aligned with Redwood’s compensation philosophy. Cook & Co. also provides the Committee with data regarding compensation practices among Redwood’s peer group and analyzes the compensation levels and targets of each executive officer. The analysis prepared by Cook & Co. includes tally sheets that show total cash compensation for each NEO (and year-to-year comparisons of total cash compensation), total equity ownership in Redwood by each NEO (and the value of those equity stakes at different prices per share), and total compensation in cash and equity-based grants for each NEO. Cook & Co.’s analysis assists the Committee in understanding the extent to which different components of each NEO’s compensation are above or below the median for Redwood’s peer group or other supplemental benchmarking data, and in understanding the year-to-year changes in awarded, realized, accumulated, and potential NEO compensation.

In addition, Cook & Co. assists the Committee in determining the amounts, form, and structure of the compensation programs adopted by Redwood. Based on the Committee’s judgment, and reflecting input from Cook & Co., the compensation package for each NEO consists of a fixed base salary and variable cash and equity-based incentive bonuses and awards, with a significant portion of compensation allocated to the variable and equity-based components to appropriately align total executive compensation with Redwood’s company performance and each NEO’s individual performance. Each of these compensation elements is reviewed by the Committee annually with respect to each NEO.

As part of its process for determining 2010 NEO compensation, the Committee considered the following recommendations:

•	Mr. Hughes and Mr. Nicholas provided the Committee with their performance evaluations and joint recommendations with respect to the compensation of all of the other NEOs, namely: Ms. Merdian, Mr. Isbrandtsen, and Mr. Matera; and
•	Cook & Co. provided general directional recommendations regarding the components of the compensation of Mr. Bull, Mr. Hughes, Mr. Nicholas, Ms. Merdian, Mr. Isbrandtsen, and Mr. Matera based on peer comparisons and other supplemental benchmarking data that, based on Redwood’s compensation philosophy, would result in compensation levels that would approximate the median or 75th percentile, as applicable, as compared to the peer group or other supplemental benchmarking data.

As noted below under “Compensation Benchmarking for 2010,” the Committee also noted and took into account that Redwood’s CEO believed that certain of the benchmarking data that had been provided to the Committee by Cook & Co. should be supplemented in order to provide for more relevant comparisons for the roles of certain executive officers and reviewed other data derived from the public filings of the peer group companies that the CEO believed was relevant to the compensation determinations the Committee would make regarding these executive officers.

In addition, on an annual basis, the Committee is provided with a self-assessment from each of the NEOs that addresses individual and collective performance over the prior year. The Committee reviewed these self-evaluations and took them into consideration when determining the level of compensation to be paid to each NEO for 2010.

Compensation Benchmarking for 2010

As in prior years, in 2010 the Committee asked Cook & Co. to conduct a market pay analysis of peer companies. The Committee considers the use of a peer group important for competitive positioning in attracting and retaining executive talent. In considering the market data provided by Cook & Co., the Committee recognized that the peer group did not include generally higher-paying externally-managed REITs, private equity firms, and hedge funds with which Redwood must compete for executive talent. Cook & Co. did not include those organizations in the peer group because they have different business economics and pay models than Redwood.

Following the completion of the competitive pay analysis prepared by Cook & Co., the Committee concluded that:

•	The primary peer group should continue to be other major internally-managed mortgage REITs and taxable mortgage, investment banking, specialty finance, real estate, and investment management companies with comparable business economics and pay models to Redwood.
•	Salaries and target annual bonuses should continue to be oriented at or near the median target levels of compensation at this group of peer companies or, when appropriate, based on other supplemental benchmarking data (a further discussion of the use of other supplemental benchmarking data is set forth below).
•	Executive annual bonuses should have adequate upside opportunity so that delivered total annual compensation may potentially reach the top-quartile of the peer group or other supplemental benchmarking data for strong Redwood performance.
•	Competitive pressure from higher-paying related market sectors should be addressed by awarding long-term equity grants with values such that, depending on Redwood’s financial performance and each NEO’s individual performance, total target annual compensation, inclusive of the grant date value of year-end long-term equity grants, approximates the 75th percentile relative to the peer group or other supplemental benchmarking data.

The peer group of companies used by the Committee in 2010 was unchanged from that used by the Committee in 2009 and consisted of: Allied Capital Corporation, American Capital Strategies, Ltd., Annaly Capital Management, Inc., Anworth Mortgage Asset Corporation, CapitalSource Inc., Capital Trust Inc., Capstead Mortgage Corporation, iStar Financial Inc., MFA Financial, Inc., Northstar Realty Finance Corporation, Ocwen Financial Corporation, PHH Corporation, and RAIT Financial Trust. The Committee reviews the list of peer companies on an annual basis to confirm that they continue to meet the Committee’s criteria for inclusion. The Committee also takes into consideration changes in real estate and capital markets and changes in competitors. Accordingly, the companies included in the peer group may change from year to year as a result of this review.

In addition to peer group data, the competitive pay analysis prepared by Cook & Co. used supplemental data relating to certain executive officer positions that was obtained by Redwood from McLagan, a third party compensation consultant that is nationally recognized as qualified to provide such data. This supplemental data was provided to Cook & Co. and used in its benchmarking analysis due to the fact that not all of the peer group companies publicly disclose executive compensation information for officers with responsibilities comparable to some of Redwood’s executive officers. Redwood also uses data and consulting services from McLagan and its affiliates, including for determining compensation for employees who are not executive officers.

In Cook & Co.’s comparative review, which is based on prior year compensation (as that was the current publicly disclosed information then available), executive officer positions were matched against benchmarks for functionally similar positions as set forth below.

•	Mr. Bull and Mr. Hughes were matched to the chief executive officer and president positions, as applicable, at peer companies;
•	Mr. Nicholas was matched to a combination of the top investment executive and chief operating officer roles at peer companies, as well as to the second most senior executive at peer companies;
•	Ms. Merdian was matched to the chief financial officer position at peer companies; and
•	Mr. Isbrandtsen and Mr. Matera were benchmarked using the supplemental data relating to executive officer positions obtained from the third party compensation consultant, as described above.

In addition, in reaching determinations regarding different components of 2010 compensation for executive officers, the Committee:

•	Took into account that Redwood’s CEO believed that certain of the benchmarking data provided to Cook & Co. and the Committee should be supplemented in order to provide for more relevant comparisons between the roles of Mr. Isbrandtsen and Mr. Matera due to differences between the job titles and functional responsibilities of Mr. Isbrandtsen and Mr. Matera and those of officers at other companies included within the benchmarking data; and
•	Reviewed additional data derived from the public filings of certain of the peer group companies that the CEO believed was relevant to compensation determinations for Mr. Isbrandtsen and Mr. Matera; with the additional data reviewed with respect to Mr. Isbrandtsen being the 2009 compensation of executive vice-presidents of two of the peer group companies listed above and the additional data reviewed with respect to Mr. Matera being the 2009 compensation of executive vice-presidents of two of the peer group companies listed above.

2010 Base Salaries

Redwood seeks to establish base salaries of NEOs around the median of amounts determined by reference to the peer group or other supplemental benchmarking data. The Committee reviews base salaries as one part of overall compensation for the NEOs annually. The Committee may make adjustments to base salary in connection with this annual review or at other times based on the executive’s experience and responsibilities and after consideration of other components of compensation.

In December 2009, the Committee determined that the 2010 base salaries for each of Mr. Bull, Mr. Hughes, and Mr. Nicholas would remain unchanged from their 2009 base salary levels. However, subsequent to that determination, and in connection with the March 17, 2010 announcement of Mr. Bull’s retirement as Chief Executive Officer, the Committee determined that Mr. Hughes’ base salary for 2010 would be increased to $700,000 beginning on May 19, 2010, the date he was promoted to the role of Chief Executive Officer. Ms. Merdian’s 2010 base salary of $400,000 was determined by the Committee in December 2009 in connection with her being hired to serve as the Company’s Chief Financial Officer commencing in April 2010. Mr. Isbrandtsen’s 2010 base salary of $400,000 was determined prior to his being designated as an executive officer on March 31, 2010, and was subsequently ratified by the Committee. Similarly, Mr. Matera’s 2010 base salary of $400,000 was determined prior to his being designated as an executive officer on March 31, 2010, and was subsequently ratified by the Committee.

As a result, for 2010:

•	the salary for Mr. Bull remained at its 2007 level of $700,000; however, because he retired from his position as Chief Executive Officer in May 2010, actual base salary paid to Mr. Bull during 2010 was $291,821;
•	the salary for Mr. Hughes was increased effective on May 19, 2010 from $500,000 to $700,000 to reflect his promotion on that date to Chief Executive Officer;
•	the salary for Mr. Nicholas remained at its 2007 level of $500,000;
•	the salary for Ms. Merdian was $400,000;
•	the salary for Mr. Isbrandtsen was increased to $400,000; and
•	the salary for Mr. Matera remained at its 2008 level of $400,000.

2010 Performance-Based Compensation

Redwood’s compensation program is designed to reward NEOs based on Redwood’s financial performance and each NEO’s individual performance, including his or her contribution to Redwood’s performance. As an integral part of this program, each NEO can earn an annual bonus based on the Committee’s review of the satisfaction of a specific pre-established target level of Redwood financial performance and specific individual performance measures.

In order to align the interests of Redwood’s NEOs with the interests of its long-term stockholders, the Committee determined during the first quarter of 2010, after consultation with Cook & Co., that 2010 target annual bonuses for NEOs would continued to be weighted:

•	75% on the achievement of a predetermined target level of company financial performance (i.e., an Adjusted ROE for 2010 of 11%), with this component of bonus compensation being referred to as the company performance component of target bonus or company performance bonus; and
•	25% on the achievement of pre-established individual goals, with this component of bonus compensation being referred to as the individual performance component of target bonus or individual performance bonus.

This weighting has been used so that most of an NEO’s target annual bonus will depend directly on the achievement of the target level of company financial performance, while also providing incentives for achievement of individual goals that the Committee believes are in the interests of Redwood and its stockholders, but which may be difficult to quantitatively link directly to company financial performance. The Committee also determined that the individual performance component of the bonus could be earned up to 100% of the individual performance component of target annual bonus, subject to adjustment when circumstances warrant at the discretion of the Committee.

Also during the first quarter of 2010, after consultation with Cook & Co., the Committee determined to maintain the same company performance bonus formula as was in place for 2009 (but without incorporating into the 2010 formula the two one-time adjustments made to the 2009 company performance bonus formula). As noted above, the company performance bonus formula is based on Adjusted ROE, which is defined as income determined in accordance with GAAP divided by average core equity, subject to adjustment when circumstances warrant at the discretion of the Committee. Average core equity is defined as average GAAP equity excluding unrealized mark-to-market adjustments as reflected in accumulated other comprehensive income (loss). The Committee believes that Adjusted ROE generally provides an appropriate measurement of Redwood’s financial performance because, as a company whose primary source of earnings is income from real estate-related debt investments, the use of average core equity reflects the amount of capital Redwood has to invest (as it excludes the effect of unrealized market valuation adjustments).

Specifically, the company performance bonus formula the Committee continued to use in 2010 for NEOs was as follows:

•	For Adjusted ROE of less than or equal to 7%, no company performance bonus would be paid;
•	For Adjusted ROE of 11%, 100% of target company performance bonus would be paid;
•	For Adjusted ROE between 7% and 11%, the company performance bonus would be pro-rated between 0% and 100%; and
•	For Adjusted ROE in excess of 11%, the company performance bonus would be increased by an amount such that the total bonus would increase by one-third for every 1% increase in Adjusted ROE above 11%, subject to a maximum for each NEO described below.
º	Because total bonus is used in the formula described in the immediately preceding bullet point, solely for the purpose of calculating the increase in company performance bonus in accordance with the described formula, an individual performance bonus equal to 100% of the target for the individual performance bonus is assumed (although it would not affect the calculation of his or her company performance bonus, an executive officer may, in fact, be awarded an individual performance bonus of less than 100% of the target for his or her individual performance bonus).

The target company performance threshold of 11% Adjusted ROE that the Committee has used in previous years and which it continued to use in 2010 was selected because it has historically been determined as an attractive level of financial performance. Similarly, continuing to maintain a formula that resulted in a pro-rated portion of the company performance bonus being earned for Adjusted ROE between 7% and 11% was determined to be appropriate to reward good financial performance below the target level; and continuing to maintain a formula that resulted in a company performance bonus in excess of target for Adjusted ROE above 11% was determined as appropriate to reward financial performance that exceeded the target threshold.

In addition, during the first quarter of 2010, the Committee determined, after discussion with Cook & Co., that the target bonus percentages for 2010 for Mr. Bull, Mr. Hughes, and Mr. Nicholas (which are percentages of base salary) would remain the same as the percentages established for 2009 and that Ms. Merdian’s target bonus percentage for 2010 would be 75% of her base salary. Subsequent to that determination, and in connection with Mr. Hughes’ promotion to CEO, the Committee determined, after discussion with Cook & Co., that Mr. Hughes’ target bonus percentage for 2010 would be increased to 165% of base salary for the portion of 2010 during which he served as CEO. Mr. Isbrandtsen’s target bonus percentage for 2010 had been determined prior to his being designated as an executive officer on March 31, 2010, and was subsequently ratified by the Committee. Similarly, Mr. Matera’s target bonus percentage for 2010 had been determined prior to his being designated as an executive officer on March 31, 2010, and was subsequently ratified by the Committee.

The Committee also determined during the first quarter of 2010 that individual performance in 2010 for each NEO would be reviewed in the context of, among other things, the specific pre-determined goals and factors discussed below under “Performance-Based Compensation Awarded for 2010 — Individual Performance Component of Annual Bonuses Awarded for 2010.” As in past years, during 2010 these individual factors and goals were subject to adjustment if circumstances warranted, at the discretion of the Committee.

The Committee also established that the maximum annual bonus (i.e., the maximum sum of the two components of the annual bonus) in 2010 would be $5 million for each of Mr. Bull, Mr. Hughes, and

Mr. Nicholas and $2 million for each of the other NEOs. These maximum amounts were determined after consultation with Cook & Co., and were considered appropriate by the Committee as maximum total annual bonuses for each of these NEOs based on their position, responsibilities, level of performance needed to reach the maximum, and peer companies’ annual bonus structures.

The table below sets forth the 2010 target annual bonuses that were established for each NEO assuming achievement of the criteria necessary to achieve 100% of the target annual bonus, together with the company performance and individual performance components of these target annual bonus amounts.

NEO	2010 Base Salary Paid		2010 Target Annual Bonus (%)		Company Performance Component of 2010 Target Annual Bonus ($)		Individual Performance Component of 2010 Target Annual Bonus ($)		Total 2010 Target Annual Bonus ($)
Mr. Bull	$291,821	(1)	175%		$383,015	(1)	$127,672	(1)	$510,687	(1)
Mr. Hughes	$624,680	(2)	160	%(2)	$751,731	(2)	$250,577	(2)	$1,002,308	(2)
Mr. Nicholas	$500,000		150%		$562,500		$187,500		$750,000
Ms. Merdian	$297,179	(3)	75%		$167,163	(3)	$55,721	(3)	$222,884	(3)
Mr. Isbrandtsen	$400,000		100%		$300,000		$100,000		$400,000
Mr. Matera	$400,000		100%		$300,000		$100,000		$400,000

(1)	As noted above under “2010 Base Salary Paid,” Mr. Bull’s 2010 base salary was $700,000. Mr. Bull retired from the Chief Executive Officer position in May 2010 and ceased to be an employee of Redwood as of June 2, 2010. The amount set forth in the table above under “2010 Base Salary Paid” is the actual base salary paid to Mr. Bull during 2010. In accordance with the terms of the Transition Agreement entered into with Mr. Bull relating to his retirement, amounts set forth in the table above under “Company Performance Component of 2010 Target Annual Bonus ($)”, “Individual Performance Component of 2010 Target Annual Bonus ($)”, and “Total 2010 Target Annual Bonus ($)” are prorated to reflect the period during which Mr. Bull was employed by Redwood in 2010.
(2)	As noted above under “2010 Base Salary Paid,” Mr. Hughes’ 2010 base salary was increased in May 2010 from $500,000 to $700,000 in connection with his promotion to Chief Executive Officer. The amount set forth in the table above under “2010 Base Salary Paid” is actual base salary paid to Mr. Hughes during 2010. As noted above, in connection with his promotion in May 2010 to Chief Executive Officer, Mr. Hughes’ target bonus was increased from 150% to 165% of his base salary and amounts set forth in the table above under “Company Performance Component of 2010 Target Annual Bonus ($)”, “Individual Performance Component of 2010 Target Annual Bonus ($)”, and “Total 2010 Target Annual Bonus ($)” are weighted averages that reflect the change in Mr. Hughes base salary during 2010 and the relative time periods during 2010 when Mr. Hughes’ target bonus was 150% and 165% of base salary.
(3)	As noted above under “2010 Base Salary Paid,” Ms. Merdian’s 2010 base salary was $400,000. Ms. Merdian’s employment with Redwood commenced on April 5, 2010. The amount set forth in the table above under “2010 Base Salary Paid” is actual base salary paid to Ms. Merdian during 2010. Accordingly, the amounts set forth in the table above under “Company Performance Component of 2010 Target Annual Bonus ($)”, “Individual Performance Component of 2010 Target Annual Bonus ($)”, and “Total 2010 Target Annual Bonus ($)” are prorated to reflect the period during which Ms. Merdian was employed by Redwood in 2010.

As in past years, the Committee also determined at the beginning of 2010, after consultation with Cook & Co., that if any NEO earned a 2010 annual bonus in excess of 300% of his or her 2010 base salary, the excess amount would be paid in deferred stock unit equity awards granted under Redwood’s Incentive Plan, the receipt of which would be mandatorily deferred under Redwood’s Executive Deferred Compensation Plan. The deferred stock unit equity awards would vest at the award date, receive cash dividend equivalent rights, and would be distributed in shares of Redwood common stock upon the earlier of (i) three years after the date of grant and (ii) termination of employment (unless the executive voluntarily deferred distribution for a longer period of time under the Executive Deferred Compensation Plan).

Performance-Based Compensation Awarded for 2010

Annual performance-based compensation awarded to NEOs for 2010 (i.e., 2010 annual bonuses) consisted of both a company performance component as well as an individual performance component. A further discussion of the Committee’s process for determining each of these components is set forth below.

Company Performance Component of Annual Bonuses Awarded for 2010.  The company performance components of annual bonuses for NEOs for 2010 were determined by the Committee in the context of Redwood’s financial performance during the year. During 2010, Redwood reported annual net income of $110 million, resulting in a return on equity of 10.92% (based on 2010 financial results as reported under GAAP), and, over the course of 2010, Redwood’s book value per share increased by $1.12 per share (or 9%) while Redwood continued to pay a dividend of $0.25 per share per quarter.

Under the company performance bonus formula that was established by the Committee at the beginning of 2010, which is described above under “2010 Performance-Based Compensation,” Adjusted ROE for 2010 was 11.56%. Accordingly, the company performance component of annual bonuses awarded to NEOs for 2010 was determined by applying that Adjusted ROE to the previously established bonus formula, with the result that each NEO was awarded a company performance component of annual bonus that was equal to 124.99% of his or her target for the company performance component. The resulting 2010 company performance component of annual bonus for each NEO is set forth in the table below (which amounts were paid in cash on March 3, 2011), together with the target amount of this component of annual bonus and the percentage of that target amount that was awarded.

NEO	Company Performance Component of 2010 Target Annual Bonus ($)		% of Company Performance Component Awarded	2010 Company Performance Component of Annual Bonus Awarded ($)
Mr. Bull	$383,015	(1)	124.99%	$478,731	(1)
Mr. Hughes	$751,731	(2)	124.99%	$939,588	(2)
Mr. Nicholas	$562,500		124.99%	$703,069
Ms. Merdian	$167,163	(3)	124.99%	$208,938	(3)
Mr. Isbrandtsen	$300,000		124.99%	$374,970
Mr. Matera	$300,000		124.99%	$374,970

(1)	As noted above, Mr. Bull retired from the Chief Executive Officer position in May 2010 and ceased to be an employee of Redwood as of June 2, 2010. In accordance with the terms of the Transition Agreement entered into with Mr. Bull relating to his retirement, amounts set forth in the table above under “Company Performance Component of 2010 Target Annual Bonus ($)” and “2010 Company Performance Component of Annual Bonus Awarded ($)” are prorated to reflect the period during which Mr. Bull was employed by Redwood in 2010.
(2)	As noted above, in connection with his promotion in May 2010 to Chief Executive Officer, Mr. Hughes base salary and target bonus were increased and amounts set forth in the table above under “Company Performance Component of 2010 Annual Target Bonus ($)” and “2010 Company Performance Component of Annual Bonus Awarded ($)” are weighted averages that reflect the change in Mr. Hughes base salary and target bonus during 2010.
(3)	As noted above, Ms. Merdian’s employment with Redwood commenced on April 5, 2010 and amounts set forth in the table above under “Company Performance Component of 2010 Annual Target Bonus ($)” and “2010 Company Performance Component of Annual Bonus Awarded ($)” are prorated to reflect the period during which Ms. Merdian was employed by Redwood in 2010.

Individual Performance Component of Annual Bonuses Awarded for 2010.  For 2010, the individual performance components of annual bonuses were determined after a review of the individual achievements of each NEO and his or her individual contribution to the collective achievements of the senior management team. The Committee’s review of individual performance included a review of each NEO’s self-assessment, the joint assessment by Mr. Hughes and Mr. Nicholas of the other NEOs (all of whom report directly to them), and input from Cook & Co. Among other factors, the Committee considered each of the company-wide goals noted below that the Committee had previously determined would be reviewed in assessing individual performance for 2010. With respect to each of these goals, the Committee noted various factors in evaluating the level of attainment of the goal and each NEO’s contribution to achieving the goal, including the principal factors described below and the related level of attainment (presented in italics after each listed factor). In considering these goals and factors, the Committee did not assign specific weightings to each factor and goal, but instead considered them together as part of a comprehensive review.

•	Goal: Further develop Redwood’s residential real estate business, in particular, by developing the Sequoia securitization platform — the Committee evaluated achievement of this goal in the context of various factors, including that during 2010 (i) executives established and maintained key relationships with mortgage loan originators and sellers, as well as relationships with investors in residential mortgage-backed securities, (ii) Redwood successfully executed a private-sector jumbo residential mortgage securitization through its Sequoia platform, the first such transaction industry-wide since 2008, and (iii) Redwood established a new conduit program for purchasing mortgage loans and acquired more than $250 million of residential mortgage loans through this conduit.
•	Goal: Expand Redwood’s residential real estate investment opportunities — the Committee evaluated achievement of this goal in the context of various factors, including that during 2010, executives managed Redwood’s portfolio of investments in a manner designed to improve the risk/return trade-off with respect to yield, duration, cash flow, and credit enhancement, enhanced the analytic tools used to analyze new investment opportunities, and developed several potential new investment strategies for consideration.
•	Goal: Develop commercial real estate investment opportunities for Redwood — the Committee evaluated achievement of this goal in the context of various factors, including that during 2010, executives assembled a team of experienced professionals, developed appropriate systems and processes consistent with Redwood’s credit assessment philosophy, established important relationships with other lenders, loan brokers, and dealers, systematically called upon key intermediaries in the commercial lending business, reviewed over 300 lending opportunities, and originated $30 million in commercial real estate loans.
•	Goal: Advance awareness and perception of Redwood with various constituencies, including investors in Redwood and government policymakers — the Committee evaluated achievement of this goal in the context of various factors, including that during 2010, executives continued to actively engage with major shareholders, made presentations at industry conferences, engaged with industry counterparties, published two major whitepapers on securitization reform and reform of Fannie Mae and Freddie Mac, and submitted comment letters to and met numerous times with policy makers in Washington, DC regarding regulatory reform and the future role of the Federal government in housing finance.
•	Goal: Manage Redwood’s operations and operating costs effectively and efficiently — the Committee evaluated achievement of this goal in the context of various factors, including that during 2010, operating expenses were well monitored by executives and that operating expenses were below forecast (after excluding non-cash compensation expenses relating to vesting of equity awards in connection with Mr. Bull’s retirement) despite the fact that there were significant operating expenditures relating to new business initiatives and legal expenses were higher than forecasted.

Based on the above-described review of each NEO’s individual achievements and their contribution to the collective achievements of the executive team, the Committee determined the individual performance component of annual bonuses for each NEO for 2010, each of which is set forth in the table below, together with the target amount of such component and the percentage of that target amount that was awarded and paid in cash on March 3, 2011.

NEO	Individual Performance Component of 2010 Target Annual Bonus ($)		% of Individual Performance Component Awarded	2010 Individual Performance Component of Annual Bonus Awarded ($)
Mr. Bull	$127,672	(1)	90%	$114,905	(1)
Mr. Hughes	$250,577	(2)	90%	$225,519	(2)
Mr. Nicholas	$187,500		90%	$168,750
Ms. Merdian	$55,721	(3)	100%	$55,721	(3)
Mr. Isbrandtsen	$100,000		90%	$90,000
Mr. Matera	$100,000		90%	$90,000

(1)	As noted above, Mr. Bull retired from the Chief Executive Officer position in May 2010 and ceased to be an employee of Redwood as of June 2, 2010. In accordance with the terms of the Transition Agreement entered into with Mr. Bull relating to his retirement, amounts set forth in the table above under “Individual Performance Component of 2010 Target Annual Bonus ($)” and “2010 Individual Performance Component of Annual Bonus Awarded ($)” are prorated to reflect the period during which Mr. Bull was employed by Redwood in 2010.
(2)	As noted above, in connection with his promotion in May 2010 to Chief Executive Officer, Mr. Hughes base salary and target bonus were increased and amounts set forth in the table above under “Individual Performance Component of 2010 Annual Target Bonus ($)” and “2010 Individual Performance Component of Annual Bonus Awarded ($)” are weighted averages that reflect the change in Mr. Hughes base salary and target bonus during 2010.
(3)	As noted above, Ms. Merdian’s employment with Redwood commenced on April 5, 2010 and amounts set forth in the table above under “Individual Performance Component of 2010 Annual Target Bonus ($)” and “2010 Individual Performance Component of Annual Bonus Awarded ($)” are prorated to reflect the period during which Ms. Merdian was employed by Redwood in 2010.

2010 Long-Term Equity-Based Compensation Awards

As discussed above, equity ownership in Redwood provides an important linkage between the interests of stockholders and executives by rewarding long-term stockholder value creation. To meet this objective, officers, directors, key employees, and other persons expected to contribute to the management, growth, and profitability of Redwood are eligible to receive long-term equity-based compensation awards. The Committee, in consultation with Cook & Co., determines guidelines and procedures for the issuance of those awards to NEOs. Guidelines are based upon a number of factors, including the NEO’s total compensation level, individual and Redwood financial performance, and comparison to executives in functionally similar positions at peer companies and based on other supplemental benchmarking data. The Committee also takes into consideration past awards and outstanding awards.

The Committee has typically made long-term equity-based awards to NEOs on the date of its regularly scheduled committee meeting in the fourth quarter and typically makes long-term equity-based awards to other executives and employees at the same time it does so for NEOs. However, with respect to 2007, the Committee determined long-term equity-based awards for the NEOs in January 2008 rather than the fourth quarter of 2007 in order to take into account its analysis of the market turmoil that developed in late 2007 and to take into account the transitioning of certain executive roles at that time. In addition, with respect to 2007, certain awards to NEOs were made in the form of deferred balances in Redwood’s Executive Deferred Compensation Plan pending conversion into deferred stock units following approval of additional Incentive Plan capacity by Redwood’s stockholders in May 2008.

For 2008, 2009, and 2010, the Committee returned to its normal practice and made long-term equity-based awards to the NEOs (and to other executives and employees) in the fourth quarter at the regularly scheduled meeting of the Committee (which for 2010 occurred on November 30, 2010). The date of this meeting was determined more than six months in advance as part of the normal process for scheduling Board of Directors and Committee meetings. On November 30, 2010, the Compensation Committee made 2010 year-end long-term equity-based awards to NEOs in two forms: deferred stock units (DSUs) and performance stock units (PSUs). The terms of each of these two types of awards are summarized below.

•	The DSUs granted on November 30, 2010 will vest over four years, with 25% of each award vesting on January 1, 2012, and an additional 6.25% vesting on the first day of each subsequent quarter, with full vesting on January 1, 2015. The shares of Redwood common stock underlying these DSUs will be distributed to the award recipients on May 1, 2015, unless distribution is electively deferred by a recipient under the terms of Redwood’s Executive Deferred Compensation Plan. The number of DSUs granted to each NEO was determined based on a dollar amount for each award divided by the closing price of the Redwood’s common stock on the NYSE on the trading day immediately prior to grant.

The terms of the DSUs granted on November 30, 2010 are generally consistent with the terms of the 2009 year-end long-term equity-based compensation awards made to NEOs in 2009 and are established under a deferred stock unit award agreement and Redwood’s 2002 Incentive Plan, which terms include provisions relating to dividend equivalent rights, forfeiture, and change-in-control.

•	The PSUs granted on November 30, 2010 are performance-based equity awards under which the number of underlying shares of Redwood common stock that vest and that the award recipient becomes entitled to receive at the time of vesting will generally range from 0% to 200% of the target number of PSUs granted, with the target number of PSUs granted being adjusted to reflect the value of any dividends paid on Redwood common stock during the vesting period (as further described below). Vesting of these PSUs will generally occur at the end of three years (on November 30, 2013) based on three-year total stockholder return (TSR), as follows:
º	If three-year TSR is negative, then 0% of the PSUs will vest;
º	If three-year TSR is 25%, then 100% of the PSUs will vest;
•	If three-year TSR is between 0% and 25%, then between 0% and 100% of the PSUs will vest determined based on a straight-line, mathematical interpolation between the applicable vesting percentages;
º	If three-year TSR is greater than or equal to 125%, then 200% of the PSUs will vest; and
•	If three-year TSR is between 25% and 125%, then between 100% and 200% of the PSUs will vest determined based on a straight-line, mathematical interpolation between the applicable vesting percentages.

Under the terms of the PSUs, (i) “three-year TSR” is defined as the percentage by which the Per Share Price (defined below) as of November 30, 2013 has increased or decreased, as applicable, relative to the Per Share Price as of November 30, 2010 (which was $14.14), adjusted to include the impact on such increase or decrease that would be realized if all cash dividends paid on a share of Redwood common stock during such three-year period were reinvested in Redwood common stock on the applicable dividend payment dates, and (ii) “Per Share Price” is defined, as of any date, as the average of the closing prices of a share of Redwood common stock on the NYSE during the twenty (20) consecutive trading days ending on the trading day prior to such date. The TSR performance thresholds for determining whether 0%, 100%, or 200% (or some other percentage in between those levels) of the of underlying shares of Redwood common stock will vest were determined by the Committee based on a 25% TSR over three years being an attractive level of total stockholder return for investors, with the minimum and maximum vesting thresholds also reflecting an appropriate level of vesting for the related level of TSR over the three year period.

Subject to vesting, the shares of Redwood common stock underlying these PSUs will be distributed to the recipients on May 1, 2014, unless distribution is electively deferred by a recipient under the terms of the Redwood’s Executive Deferred Compensation Plan. At the time of vesting, the value of any dividends paid during the vesting period will be reflected in the PSUs by increasing the target number of PSUs granted by an amount corresponding to the incremental number of shares of Redwood common stock that a stockholder would have acquired during the three-year TSR measurement period had all dividends during that period been reinvested in Redwood common stock on the applicable dividend payment dates. After the vesting of these PSUs in November 2013 (if any vest) and until the delivery of the underlying shares of Redwood common stock, the underlying vested award shares will have attached dividend equivalent rights, resulting in the payment of dividend equivalents each time Redwood pays a common stock dividend during that period.

The terms of the PSUs granted on November 30, 2010 are established under a performance stock unit award agreement and Redwood’s 2002 Incentive Plan, which terms include provisions relating to forfeiture and change-in-control.

An example of how vesting of the PSUs granted on November 30, 2010 could occur is set forth in the bullet points below:

•	Assume for purposes of this example that a recipient had received a PSU grant on November 30, 2010 with a target number of 10,000 PSUs and that the Per Share Price as of November 30, 2013 was $14.14 (i.e., unchanged from the Per Share Price on the grant date of the PSUs); and
•	Assume for purposes of this example that a quarterly dividend of $0.25 per share of Redwood common stock was maintained over the three-year vesting period for these PSUs and that the price for Redwood common stock on each dividend payment date during this period was $14.14.
•	Under the above assumptions, “three-year TSR” over the three-year vesting period would be 23.41%, with the result that 11,556 underlying shares of Redwood common stock would vest on November 30, 2013. The calculation of the vesting of underlying shares is set forth in the following two bullet points:
º	as noted above, dividends paid during the vesting period would be reflected by adjusting the target number of PSUs granted by an amount corresponding to the incremental number of shares of Redwood common stock that would have been acquired during the vesting period had all such dividends been reinvested in additional shares on the applicable dividend payment dates – i.e., the target number of PSUs granted in this example would be adjusted by 2,341 (from 10,000 to 12,341); and
º	based on a 23.41% three-year TSR, 93.64% of the adjusted 12,341 target number of PSUs granted would vest – i.e., 11,556 underlying shares of Redwood common stock would vest on November 30, 2013.

The long-term equity-based awards granted to NEOs in the fourth quarter of 2010 were determined by the Committee after receiving input from Cook & Co., with each award being determined based on the Committee’s philosophy that total target annual compensation, inclusive of the grant date value of these year-end long-term equity-based awards, should approximate the 75th percentile relative to the peer group companies or other supplemental benchmarking data, with the actual amount of compensation paid depending on Redwood and individual performance. The 2010 year-end long-term equity-based awards granted to NEOs are consistent with the Committee’s prior commitment regarding performance-based equity awards, as further described below under “Satisfaction of Prior-Year Commitment Regarding 2010 Performance-Based Equity Awards,” and the Committee believed that the awards reinforced the linkage between the interests of Redwood’s executives and its long-term stockholders by encouraging ownership of Redwood stock by executives and employees and rewarding stockholder value creation.

The number and grant date fair value of DSUs and PSUs comprising the 2010 year-end long-term equity-based awards granted to each NEO are set forth in the table below:

	Deferred Stock Units		Performance Stock Units
NEO(1)	#	Aggregate Grant Date Fair Value(2)	#	Aggregate Grant Date Fair Value(2)
Mr. Hughes	80,358	$1,124,213	80,358	$1,125,787
Mr. Nicholas	57,144	$799,440	57,144	$800,560
Ms. Merdian	18,750	$262,316	18,750	$262,684
Mr. Isbrandtsen	21,429	$299,790	21,429	$300,210
Mr. Matera	18,750	$262,316	18,750	$262,684

(1)	Mr. Bull retired from the Chief Executive Officer position in May 2010 and ceased to be an employee of Redwood as of June 2, 2010. Accordingly, Mr. Bull did not receive a 2010 year-end long-term equity-based award.
(2)	Determined in accordance with FASB Accounting Standards Codification Topic 718 at the time the grant was made.

DSUs awarded in 2010 have attached dividend equivalent rights, resulting in the payment of dividend equivalents each time Redwood pays a common stock dividend. The value of dividend equivalent rights was taken into account in establishing the grant date fair value of these DSUs under FASB Accounting Standards Codification Topic 718 at the time the awards were granted. Therefore, current dividend equivalent right payments are not considered part of the compensation reported above in the table of non-employee director compensation under “Director Compensation” or below in the summary table of NEO compensation under “Executive Compensation Tables — Summary Compensation.”

Other Long-Term Equity-Based Compensation Awards Made During 2010

In addition to the 2010 year-end long-term equity-based awards described above, the following long-term equity-based compensation awards were granted to NEOs during 2010, as described below:

•	In connection with the payment of 2009 annual bonuses (which payment occurred, as scheduled, in February 2010), and as described in Redwood’s 2010 annual proxy statement, approximately 60% of the company performance component of 2009 annual bonuses paid to Mr. Bull, Mr. Hughes, and Mr. Nicholas was paid in the form of DSUs.
•	In connection with Mr. Hughes’ promotion to Chief Executive Officer and Mr. Bull’s retirement from that position, the Committee, after consultation with Cook & Co.:
º	agreed with Mr. Bull that 100,023 of the DSUs granted to Mr. Bull in December 2009 would be forfeited by him at the time of his retirement; and
º	determined that Mr. Hughes would be granted 34,791 DSUs on May 18, 2010 with an aggregate grant date fair value of $525,000 (with such grant to be subject to a four-year vesting period).

Mandatory Holding Periods for 2010 Long-Term Equity-Based Compensation Awards

DSUs Granted in May 2010 and November 2010.  The long-term equity-based awards granted to NEOs in November 2010 that were in the form of DSUs have the four-year vesting schedule described above under “2010 Long-Term Equity-Based Compensation Awards.” Notwithstanding this vesting schedule, the NEOs are subject to a mandatory holding period with respect to all shares underlying the DSU awards made in November 2010 that vest prior to the distribution date. Consequently, assuming continued employment of the NEOs receiving those awards, the earliest these DSU awards will be distributed to recipients in shares of Redwood common stock (and, as a result, the earliest these shares could be sold or transferred) is May 1, 2015.

Similarly, the DSU award granted to Mr. Hughes in May 2010 in connection with his promotion to Chief Executive Officer has a four year vesting schedule and a mandatory holding period with respect to all shares underlying this deferred stock unit award that vest prior to the distribution date. Consequently, assuming continued employment of Mr. Hughes, the earliest this deferred stock unit award will be distributed to Mr. Hughes in shares of Redwood common stock (and, as a result, the earliest these shares could be sold or transferred) is May 1, 2015.

PSUs Granted in November 2010.  The long-term equity grants made to NEOs in November 2010 that were in the form of PSUs have the three-year cliff vesting schedule described above under “2010 Long-Term Equity-Based Compensation Awards.” Notwithstanding this vesting schedule, the NEOs are subject to a mandatory holding period with respect to all shares underlying the performance stock unit awards made in November 2010 that vest prior to the distribution date. Consequently, assuming continued employment of the NEOs receiving these awards, if any of these PSUs vest, the earliest these PSUs will be distributed to recipients in shares of Redwood common stock (and, as a result, the earliest these shares could be sold or transferred) is May 1, 2014.

DSUs Granted in February 2010.  As described above, in connection with the payment of 2009 annual bonuses (which payment occurred, as scheduled, in February 2010), and as described in Redwood’s 2010 annual proxy statement, approximately 60% of the company performance component of 2009 annual bonuses paid to Mr. Bull, Mr. Hughes, and Mr. Nicholas was paid in the form of DSUs, with 45% of these DSUs having a one-year vesting period and the remaining 55% of these DSUs having a two-year vesting period. Notwithstanding this vesting schedule, the NEOs are subject to a mandatory holding period with respect to all shares underlying the DSU awards made in February 2010 that vest prior to the distribution date. Consequently, assuming continued employment of the NEOs receiving these awards, the earliest these DSU awards will be distributed to recipients in shares of Redwood common stock (and, as a result, the earliest these shares could be sold or transferred) is May 1, 2012.

Executive Stock Ownership Guidelines; Hedging of Shares Held by Executives Not Permitted

As described on page 7 of this Proxy Statement, the Committee has also established executive stock ownership guidelines with respect to Redwood’s executive officers. These guidelines are summarized below and the Committee believes that they reinforce the linkage between the interests of Redwood’s executives and its long-term stockholders by requiring ownership of Redwood stock by executives and rewarding stockholder value creation.

•	Each executive officer is required to own stock with a value at least equal to (i) five times current salary for the Chief Executive Officer, (ii) three times current salary for the Chief Operating Officer, and (iii) two times current salary for the other executive officers;
•	Three years are allowed to initially attain the required level of ownership and three years are allowed to acquire additional incremental shares if promoted to a position with a higher guideline (if not in compliance at the indicated times, then the executive officer is required to retain net after-tax shares delivered as compensation or from the Executive Deferred Compensation Plan until compliance is achieved); and
•	All shares owned outright are counted, including those held in trust for the executive officer and his or her immediate family, as well as vested DSUs and any other vested shares held pursuant to other employee plans.

For purposes of determining compliance, the original purchase or acquisition price is used as the value of shares held and, as of the date of this Proxy Statement, all of Redwood’s executive officers were in compliance with these guidelines either because he or she owned the requisite number of shares or because he or she was within the time period during which the executive is permitted to attain the required level of ownership.

In addition, under Redwood’s Insider Trading Policy, executive officers of the Company may not engage in any of the following hedging or other transactions with respect to their ownership of Redwood common stock, each of which types of transaction the Committee believes would be inconsistent with the purposes and intent of the executive stock ownership guidelines:

•	Short Sales. Engaging in a short sale of common stock or other securities issued by Redwood is not permitted.
•	Use of Publicly-Traded Options and Derivatives or Other Transactions for Hedging. Transactions in publicly traded options or derivatives that reference Redwood’s common stock or other Redwood securities are not permitted. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are not permitted. Similarly, hedging or monetization transactions are not permitted.

Satisfaction of Prior-Year Commitment Regarding 2010 Performance-Based Equity Awards

In Redwood’s annual proxy statement for its 2010 annual meeting of stockholders, which was published and filed with the SEC on April 2, 2010, the Committee affirmed its performance-based compensation philosophy by committing to the following with respect to 2010 year-end long-term equity-based awards to NEOs (and, in the case of each aspect of this commitment, the manner in which that aspect has been satisfied is set forth in italics following the description of that aspect of the commitment):

•	Commitment. At least 50% of the long-term equity-based awards granted in the fourth quarter of 2010 to NEOs would be performance-based equity awards that would vest or be delivered based on the achievement of metric-based performance targets established by the Committee at the time of grant (and any dividend equivalent rights associated with such performance-based equity awards would be paid only to the extent such awards were earned and vested).

In satisfaction of this aspect of the Compensation Committee’s commitment, as described above under “2010 Long-Term Equity-Based Compensation Awards,” 50% of the long-term equity-based awards granted in the fourth quarter of 2010 to NEOs were in the form of PSUs, which are performance-based equity awards that vest based on the achievement of metric-based performance targets established by the Committee at the time of grant (and the economic benefit of dividends paid on Redwood common stock during the vesting period accrue and are paid only to the extent such awards vest).

•	Commitment. The 50% commitment described above would be based on the number of shares of common stock underlying such equity-based awards, assuming, in the case of performance-based equity awards, that target performance would be met.

In satisfaction of this aspect of the Compensation Committee’s commitment, as set forth above under “2010 Long-Term Equity-Based Compensation Awards,” grants of long-term equity-based awards in the fourth quarter of 2010 to NEOs consisted of 50% performance-based equity awards based on the number of shares of common stock underlying such equity awards, assuming, in the case of performance-based equity awards, that target performance would be met.

•	Commitment. The grant of these performance-based equity awards, and their terms, would be disclosed in accordance with applicable SEC regulations and, to the extent not required by SEC regulations, (i) the performance metric to be used for performance-based equity awards would be publicly disclosed at the time the awards were granted and (ii) the metric-based performance targets and the subsequent performance as measured against those targets would be publicly disclosed following the end of the related performance period. Furthermore, in the event the performance targets were not disclosed at the time the awards were granted, Redwood would publicly disclose each year the percentage attainment of the performance targets based on performance through the end of the most recently completed fiscal quarter at the time of disclosure.

In satisfaction of this aspect of the Compensation Committee’s commitment, the long-term equity-based awards granted in the fourth quarter of 2010 to NEOs were granted on November 30, 2010. On December 2, 2010, Redwood filed a Current Report on Form 8-K with the SEC detailing, among other things, (i) the performance metric used for the PSUs and (ii) the metric-based performance targets for the PSUs.

Compensation Determinations Relating to 2011 and Subsequent Years

In preparation for making determinations regarding 2011 compensation matters, beginning in August 2010 the Committee conducted its annual review of Redwood’s executive compensation programs and practices with a view to continuing to ensure that they provide proper incentives and appropriately support corporate performance without creating risks that are likely to have a material adverse effect on Redwood. This review was consistent with similar reviews performed in prior years, but also incorporated a fundamental review of two particular aspects of the executive compensation program; namely, the methodology used for determining the company performance component of annual bonuses and the structure of long-term equity-based awards. This fundamental review was prompted by, among other things, the commitment made by the Committee in 2010 regarding the future use of performance-based equity awards, changes in the business and financial environment in which the company operates and competes, and changes in management leadership of Redwood following Mr. Bull’s retirement in May 2010 from the chief executive officer position. This review encompassed input from and consultation with management and Cook & Co., as well as input from other members of the Board of Directors.

As part of this review, the Committee, among other things, reviewed:

•	The general design of the compensation program, including the appropriateness of continuing to pay annual bonuses based in part on company financial performance and in part based on individual performance and the use of annual long-term equity-based compensation awards;
•	The appropriateness of continuing to use Adjusted ROE as the performance measure for the company performance component of annual bonuses and alternatives to this measure (such as, total rate of return to shareholders, dividend yield, earnings per share, change in book value, and ratio of price to book value);
•	Various performance thresholds for determining the company performance component of annual bonuses (including fixed/absolute thresholds, thresholds relative to the performance of a peer group, and thresholds relative to an index or other benchmark) and the relationship between these thresholds and Redwood’s business model and competition;
•	The extent to which annual bonus amounts should be paid in cash or equity-based awards and the extent to which mandatory holding periods or hold-backs of annual bonus amounts are appropriate; and
•	Different methodologies for structuring performance-based equity awards, including:
º	Consideration of the use of various types of: performance measures (e.g., return on equity, total rate of return to shareholders, change in book value, ratio of price to book value, and earnings per share); performance thresholds (e.g., fixed/absolute thresholds, thresholds relative to the performance of a peer group, and thresholds relative to an index or other benchmark); and vesting periods (e.g., cliff vesting and a multi-year period and pro-rata vesting over a multi-year period); and
º	The extent to which vesting leverage is appropriate (i.e., the extent to which more or less than a target award amount would vest based on over- or under-performing established performance thresholds) and, if so, at what levels of performance such leverage was appropriate.

With respect each aspect of this review, the Committee considered, among other things, whether each alternative was consistent with Redwood’s compensation philosophy, including whether each alternative would align the interests of Redwood’s executives and employees with those of Redwood’s long-term shareholders, motivate executives and employees to enhance the performance and profitability of Redwood both on a short-term and long-term basis (with an emphasis on the long-term), allow Redwood to continue to attract and retain highly qualified and productive executives and employees, and maintain a compensation program that was competitive with the marketplace. In addition, the Committee was focused on how the design of a compensation program can be a factor that could promote business risk taking and focused on whether the design of the compensation program would introduce material risks to Redwood. In conducting its review, the Committee was aware that the design of each aspect of its compensation program was part of a comprehensive whole, and therefore, that each element needed to be analyzed in the context of how it contributed to the whole program and how risks associated with one aspect of the program could be balanced by other aspects of the program.

As a result of this process, during this annual review, not only did the Committee make certain determinations of the type it has traditionally made each year, such as determining base salary levels and target annual bonus amounts, but it also determined to make certain changes to aspects of the executive compensation program that had previously remained constant for several years. For example, the Committee established a performance measure, performance thresholds, and other terms of long-term equity awards with performance-based vesting (i.e., the PSUs referred to above under “2010 Long-Term Equity-Based Compensation Awards”) and determined to use PSUs not only in 2010 but also in subsequent years. In addition, the Committee determined that it would change the Company financial performance thresholds used in determining the Company performance component of annual bonuses for 2011 and subsequent years. As noted above, certain of these changes were implemented immediately (e.g., PSUs were used in making 2010 year-end long-term equity-based awards), while other changes (including changes to the performance thresholds used in determining the company performance component of annual bonuses) will be implemented over a two-year period.

With respect to each component of the executive compensation program, set forth below is a description of the determinations that were made as a result of the above-described review with respect to NEO compensation for 2011 and for 2012 and subsequent years. The Committee retains the discretion to make adjustments to these determinations if circumstances warrant.

2011 Base Salaries.  In accordance with its above-described policy and practice relating to establishing base salaries (see “2010 Base Salaries” above), in November 2010, the Committee determined not to increase the base salaries of the NEOs for 2011. This determination was made after consultation with Cook & Co. and after review of peer group and other supplemental benchmarking data and analysis of the type described above under “Compensation Benchmarking for 2010.” The Committee retains the discretion to make adjustments to these base salaries prior to its annual year-end review in December 2011, although it does not currently contemplate any such intra-year adjustments.

As a result, for 2011:

•	the salary for Mr. Hughes remained at its year-end 2010 level of $700,000;
•	the salary for Mr. Nicholas remained at its 2007 level of $500,000;
•	the salary for Ms. Merdian remained at its 2010 level of $400,000;
•	the salary for Mr. Isbrandtsen remained at its 2010 level of $400,000; and
•	the salary for Mr. Matera remained at its 2008 level of $400,000.

2011 Target Annual Bonuses.  At its meeting held in November 2010, the Committee also made two determinations regarding 2011 target annual bonuses for the NEOs. First, the Committee determined, after consultation with Cook & Co., that 2011 target annual bonuses for each of these NEOs would continue to be weighted 75% on Redwood company performance (i.e., Adjusted ROE) and 25% on individual performance metrics. Second, in accordance with its above-described policy and practice relating to establishing target annual bonuses, and after consultation with Cook & Co., the Committee determined target annual bonus amounts for each of the NEOs, which target amounts are expressed as a percentage of base salary. Based on the Committee’s determinations, Ms. Merdian was the only NEO whose target annual bonus amount increased as a percentage of base salary.

The table below sets forth the 2011 target annual bonuses (expressed both as a percentage of base salary and in dollars) for each of the NEOs assuming achievement of the criteria necessary to achieve 100% of the target annual bonus, together with the company performance and individual performance components of the 2011 target annual bonus and a comparison to target annual bonuses for 2010.

NEO	2011 Base Salary	2011 Target Annual Bonus (%)	Company Performance Component of 2011 Target Annual Bonus ($)(1)	Individual Performance Component of 2011 Target Annual Bonus ($)(1)	Total 2011 Target Annual Bonus ($)(1)	Change from Total 2010 Target Annual Bonus (%)(2)
Mr. Hughes	$700,000	165%	$866,250	$288,750	$1,155,000	0%
Mr. Nicholas	$500,000	150%	$562,500	$187,500	$750,000	0%
Ms. Merdian	$400,000	100%	$300,000	$100,000	$400,000	33%
Mr. Isbrandtsen	$400,000	100%	$300,000	$100,000	$400,000	0%
Mr. Matera	$400,000	100%	$300,000	$100,000	$400,000	0%

(1)	As described below under “Form of Payment of Annual Bonuses in 2011 and Subsequent Years,” annual bonuses paid to NEOs for 2011 that exceed $250,000 will not be paid fully in cash, but will instead be paid in part in the form of vested DSUs with a mandatory three-year holding period, based on a step function that provides that as the value of an NEO’s 2011 annual bonus increases, an increasingly smaller percentage of that bonus will be paid in cash.
(2)	Amounts set forth in the table under “Change from Total 2010 Target Annual Bonus (%)” reflect the increase, if any, in total target bonus based on the percentage of year-end 2010 base salary that determined total 2010 target annual bonus compared to the percentage of 2011 base salary that determined total 2011 target annual bonus.

In addition, as was the case in 2010, the Committee determined that the maximum sum of the two bonus component awards (i.e., the maximum annual bonus) in 2011 will continue to be $5 million for each of Mr. Hughes and Mr. Nicholas, and $2 million for each of the other NEOs. These maximums were determined after consultation with Cook & Co., and were considered appropriate by the Committee as maximum annual bonuses for these NEOs based on their respective positions, responsibilities, and levels of performance needed to reach the maximum.

Form of Payment of Annual Bonuses in 2011 and Subsequent Years.  At its meeting in March 2011, the Committee also determined, after consultation with Cook & Co., that year-end annual bonuses paid to NEOs for 2011 and subsequent years that exceeded $250,000 would not be paid fully in cash, but would instead be paid in part in the form of vested DSUs with a mandatory three-year holding period. Altering the form of payment for annual bonus amounts in this manner exposes a greater portion of NEOs’ annual bonuses to the future financial performance of Redwood, which the Committee believes results in a greater alignment of executive and stockholder interests.

The following table sets forth the step function that would determine the amount of any annual bonus that would be paid in the form of vested DSUs with a mandatory three-year holding period and illustrates that, as the value of an NEO’s annual bonus increases, an increasingly smaller percentage of that bonus is paid in cash.

Incremental Annual Bonus Amount ($)			Form of Payment of Incremental Annual Bonus Amount
			Cash	DSUs(1)
$ —	to	$250,000	100%	0%
$ 250,000	to	$500,000	60%	40%
$ 500,000	to	$1,000,000	55%	45%
$1,000,000	to	$1,500,000	50%	50%
$1,500,000	to	$2,000,000	45%	55%
$2,000,000	to	$5,000,000	40%	60%

(1)	As noted above, these DSUs would be vested at grant, but subject to a mandatory three-year holding period.

Because of the application of the above-described step function, total 2011 target bonus amounts for each NEO, if earned, would not be fully paid in cash. Instead a portion of these 2011 target bonus amounts, if earned, would be paid in the form of vested DSUs with a mandatory three-year holding period. The table below sets forth total 2011 target bonus amounts for each NEO and the portions of such target amounts that, if earned, would be paid in cash and vested DSUs with a mandatory three-year holding period as a result of the application of the above-described step function.

NEO	Value of Total 2011 Target Bonus ($)	Portion of Total 2011 Target Bonus That Would be Paid in Cash ($/%)	Portion of Total 2011 Target Bonus That Would be Paid in DSUs(1) ($/%)
Mr. Hughes	$1,155,000	$752,500/(65%)	$402,500/(35%)
Mr. Nicholas	$750,000	$537,500/(72%)	$212,500/(28%)
Ms. Merdian	$400,000	$340,000/(85%)	$60,000/(15%)
Mr. Isbrandtsen	$400,000	$340,000/(85%)	$60,000/(15%)
Mr. Matera	$400,000	$340,000/(85%)	$60,000/(15%)

(1)	As noted above, these deferred stock units would be vested at grant, but subject to a mandatory three-year holding period.

Individual Performance Component of 2011 Target Bonus.  At its meetings held in November 2010 and January 2011, the Committee reviewed and approved factors and goals that will be used over the course of 2011 to evaluate each of the NEOs’ individual performance in 2011 and which will be used at the end of 2011 as a basis for the Committee’s individual performance bonus determinations. As in past years, during 2011 these individual factors and goals will be subject to adjustment should circumstances warrant at the discretion of the Committee. As in past years, the Committee also determined that for 2011 the individual performance component of the bonus could be earned up to 100% depending on the Committee’s assessment of individual performance, subject to adjustment when circumstances warrant at the discretion of the Committee.

Company Performance Component of Target Bonus for 2011 and Subsequent Years.  As described above, during the second half of 2010 and the first quarter of 2011, the Committee undertook a review of Redwood’s compensation program, including a review of the formula used in determining the company performance component of annual bonuses for executive officers. This review included a review of the metric used to measure company financial performance and the performance threshold that establishes whether target company performance bonus will be paid, as well as a review of company performance threshold below which no company bonus would be paid, and the company performance bonuses that would be paid for various levels of company performance above and below target performance. As described above, this review encompassed input from and consultation with management and Cook & Co., as well as input from other members of the Board of Directors.

After completing its review, the Committee determined that Adjusted ROE continues to provide an appropriate measurement of Redwood’s financial performance because, as a company whose primary source of earnings is income from real estate-related debt investments, the use of average core equity reflects the amount of capital Redwood has to invest (as it excludes the effect of unrealized market valuation adjustments). Accordingly, for 2011 and subsequent years, the company performance bonus formula used for executive officers will continue to be based on the achievement of Adjusted ROE, which, as noted above, is defined as income determined in accordance with GAAP divided by average core equity, subject to adjustment when circumstances warrant at the discretion of the Committee. Average core equity is defined as average GAAP equity excluding unrealized mark-to-market adjustments as reflected in accumulated other comprehensive income (loss).

The Committee also decided, as a result of its review, to change its methodology for determining the performance thresholds at which different levels of company performance bonuses would be paid. In particular, the Committee decided to discontinue the use of the fixed performance thresholds that had been used in prior years and replace them with variable performance thresholds that could change each year, with the variable performance thresholds to be determined at the beginning of each year in an amount equal to a risk-free interest rate plus an incremental premium. As a result, the performance thresholds could vary from year to year both as the result of changes in the risk-free rate and changes to the incremental premium determined by the Committee to be appropriate. This decision was premised in large part on the nature of Redwood’s business model, which is primarily focused on investing in real-estate related debt instruments. One result of this business model is that returns that Redwood can earn on new investments are, to an extent, correlated with the market-driven interest rates being offered for these and other types of debt instruments (which rates depend on the perceived risk of these investments) which, in turn, are correlated to a certain extent with the market-driven risk-free interest rates being offered for investment in U.S. Treasury obligations (and other debt backed by the full faith and credit of the U.S.).

Over the past several years (including during 2010), Redwood’s financial performance thresholds were as follows for executive officers: no company performance bonus would be earned for Adjusted ROE below 7%; target company performance bonus would be earned when Adjusted ROE was 11%; and above-target company performance bonuses would be earned when Adjusted ROE was greater than 11%. In reviewing each of Redwood’s first eight years as a public company (1995 – 2002), the prior-year risk-free interest rate for U.S. Treasury obligations with a five year maturity remained relatively constant, with an average of 5.8% during that period. As a result, the target company performance threshold of an 11% Adjusted ROE that was used during this period in determining the company performance component of annual NEO bonuses reflected an average premium of 5.2% above the prior year risk-free rate for U.S. Treasury obligations with a five year maturity. Over the few years immediately subsequent to 2002, this risk-free rate dipped and then increased again. Then, beginning in 2008 and through the date of this Proxy Statement, the prior year risk-free rates on U.S. Treasury obligations with a five year maturity have declined to average levels significantly below the average for the prior decade. A five-year risk-free interest rate was used for this analysis because it generally corresponds to the weighted average duration of investments historically made by Redwood.

As a result of this recent significant decline in risk-free interest rates, maintaining a target level of company performance of 11% Adjusted ROE would require that Redwood seek returns much higher above the risk-free rate than it had in the past in order to achieve target company performance. Conversely, if risk-free interest rates were to rise significantly in future years, as some believe they may, maintaining a target level of company performance of 11% Adjusted ROE, would require that Redwood seek much lower incremental returns above the risk-free rate than it had in the past in order to achieve target company performance. The Committee was mindful that Redwood does not currently intend to significantly alter its business model. In addition, the Committee recognized that reaching for the same returns in a lower interest environment would necessitate taking greater investment or other risks and that accomplishing the same returns in a higher interest rate environment would only require seeking lower risk, lower yielding investments. Therefore, the Committee determined that as Redwood made new investments in the future, the target level of Redwood’s company performance should be structured to vary along with varying risk-free rates.

Setting a target Adjusted ROE performance threshold at an appropriate level above the risk-free rate is intended to provide executives with an incentive to achieve attractive investment returns for Redwood (and align the interests of executives and shareholders in seeking this level of return), without exposing Redwood to inappropriate risk. If interest rates return to a prolonged period of stability, the variable performance target will likely not vary significantly from year-to-year, and will effectively function much like the fixed performance target did in the past. Alternatively, if interest rates experience significant periods of volatility in the future or experience long-term upward or downwards trends, the variable performance target will provide the Committee with the ability to adjust compensation incentives in a manner consistent with a stable business model.

The Committee recognized that implementing a change from a fixed target of 11% to a variable target was significant and believed it should be done deliberately and over a time period that would allow for observation of the impact of the change and an opportunity to make any necessary adjustments. Accordingly, the Committee determined to fully implement this change in 2012 and to treat 2011 as a transition year, during which much of the change would be implemented, but certain aspects of the design of the company performance bonus formula would remain consistent with 2010 and prior years.

Company Performance Metric and Performance Thresholds for 2011.  Based on the comprehensive review of the Company performance bonus metric and performance thresholds, and after consultation with Cook & Co., the Committee made the following determinations with respect to company performance bonuses for executive officers for 2011, which, as noted above, is intended to be the year during which Redwood transitions from the fixed performance threshold methodology used in 2010 and prior years to the variable performance threshold methodology to be used in 2012 and subsequent years:

•	The target performance threshold (i.e., the level of company performance at which the target company performance bonus will be paid) would be Adjusted ROE equal to a risk-free rate of 3% plus an incremental premium of 6%.
º	The use of a 3% risk-free rate represents a transition year determination to use a risk-free rate that is higher (i.e., more difficult to achieve) than the risk-free rate of approximately 2% that would otherwise have resulted from the methodology for determining the risk-free rate that the Committee intends to use in 2012 and subsequent years.
º	The use of a 6% incremental premium is intended to provide executives with an incentive to achieve attractive investment returns for Redwood (and align the interests of executives and shareholders in seeking this level of return), without exposing Redwood to inappropriate risk.
•	No company performance bonus would be paid if Adjusted ROE is 2% less (or lower) than the target performance threshold (i.e., no company performance bonus would be paid if Adjusted ROE is 7% or less).
º	The use of an initial performance threshold of 2% less (or lower) than the target performance threshold represents a transition year determination that the minimum level of Adjusted ROE necessary for the payment of any company performance bonus should remain consistent with the level required in 2010 (i.e., remain at 7%).
•	Company performance bonuses in excess of the target for those bonus amounts will not be paid unless Adjusted ROE is more than 2% above the target performance threshold (i.e., until Adjusted ROE is more than 11%).
º	The use of a performance threshold for above-target company performance bonuses of 2% above the target performance threshold represents a transition year determination that the minimum level of Adjusted ROE necessary for the payment of any above-target company performance bonus should remain consistent with the level required in 2010 (i.e., remain at 11%).
º	As noted above under “2011 Target Annual Bonuses”, each executive officer is subject to a maximum total bonus.
•	Any 2011 Company performance bonus amount that exceeds the amount that would have been paid for the same Adjusted ROE performance under the 2010 company performance bonus formula, will be paid in vested DSUs with a mandatory three-year holding period.
º	The use of vested DSUs with a mandatory three-year holding period to pay any 2011 company performance bonus amount that exceeds the amount that would have been paid for the same Adjusted ROE performance under the 2010 company performance bonus formula represents a transition year determination that the change to the company performance bonus formula for the 2011 transition year should not result in higher cash bonus payments to executive officers than would have been made under the formula in place for 2010.

As a result of the Committee’s determinations, including those described above, the company performance bonus formula for use in 2011 for executive officers will be as follows:

•	For Adjusted ROE of less than or equal to 7%, no company performance bonus will be paid;
•	For Adjusted ROE between 7% and 9%, the company performance bonus will be pro-rated between 0% and 100%;

•	For Adjusted ROE between 9% and 11%, 100% of target company performance bonus will be paid; and
•	For Adjusted ROE in excess of 11%, the company performance bonus will be increased by an amount such that the total target bonus will increase by one-third for every 1% increase in Adjusted ROE above 11%, subject to the maximum amounts described above under “2011 Target Annual Bonuses.”
º	Because total bonus is used in the formula described in the immediately preceding bullet point, solely for the purpose of calculating the increase in company performance bonus in accordance with the described formula, an individual performance bonus equal to 100% of the target for the individual performance bonus is assumed (although it would not affect the calculation of his or her company performance bonus, an executive officer may, in fact, be awarded an individual performance bonus of less than 100% of the target for his or her individual performance bonus).

Using a formula that resulted in a pro-rated portion of the company performance bonus being earned for Adjusted ROE between 7% and 9% was determined as appropriate to reward good financial performance below the target level; and continuing to maintain a formula that resulted in a company performance bonus in excess of target for Adjusted ROE above 11% was determined as appropriate to reward financial performance that exceeded the target threshold. As in past years, during 2011 the company performance bonus formula will be subject to adjustment when circumstances warrant at the discretion of the Committee.

Company Performance Metric and Performance Thresholds for 2012 and Subsequent Years.  In accordance with the determinations made as part of the comprehensive review of the company performance bonus metric and performance thresholds, after consultation with Cook & Co., the Committee made the following determinations with respect to company performance bonuses for executive officers for 2012 and subsequent years:

•	The target performance threshold (i.e., the level of company performance at which the target company performance bonus will be paid) will be Adjusted ROE equal to a risk-free rate plus an incremental premium.
º	The risk-free rate will equal the average interest rate during the prior calendar year for 5-year U.S. Treasury obligations, subject to review and adjustment of the methodology for determining the risk-free rate by the Committee at the beginning of each year.
º	The incremental premium will be determined at the beginning of each year based on a review by the Committee of various factors, including market rates for real estate-related debt obligations and any changes to the company’s business model.
•	No company performance bonus will be paid if Adjusted ROE is 4% less than the target performance threshold (or lower), subject to adjustment when circumstances warrant at the discretion of the Committee.
•	Company performance bonuses in excess of the target for those bonus amounts will not be paid unless Adjusted ROE exceeds the target company performance threshold.
º	As it did for 2010 and 2011, at the beginning of 2012 and subsequent years the Committee expects to establish a maximum total bonus amount for each executive officer for that year.

As a result of the Committee’s determinations, including those described above, the company performance bonus formula for use in 2012 and subsequent years for executive officers will be as follows:

•	For Adjusted ROE of less than or equal to 4% below the target performance threshold, no company performance bonus would be paid (with the 4% amount being subject to adjustment when circumstances warrant at the discretion of the Committee);
•	For Adjusted ROE equal to the target performance threshold, 100% of target company performance bonus would be paid;

•	For Adjusted ROE between 4% below the target performance threshold and the target performance threshold, the company performance bonus would be pro-rated between 0% and 100% (with the 4% amount being subject to adjustment when circumstances warrant at the discretion of the Committee); and
•	For Adjusted ROE in excess of the target performance threshold:
º	if the target performance threshold is below 11% and Adjusted ROE is less than or equal to 20%, the company performance bonus would be increased by a pro-rated amount such that total bonus would be four times the total target bonus when Adjusted ROE is 20% (this rate of increase would be less than a one-third increase in total target bonus for every 1% increase in Adjusted ROE above the target performance threshold);
º	if the target performance threshold is below 11% and Adjusted ROE greater than 20%, the company performance bonus would be increased by an amount such that total bonus would increase by one-third of the total target bonus for every 1% increase in Adjusted ROE above the target performance threshold; and
º	if the target performance threshold is 11% or higher, the company performance bonus would be increased by an amount such that total bonus would increase by one-third of the total target bonus for every 1% increase in Adjusted ROE above the target performance threshold.

In each of the three all cases set forth above:

º	because total bonus is used in the formulas described in the immediately preceding bullet points, solely for the purpose of calculating the increase in company performance bonus in accordance with the described formula, an individual performance bonus equal to 100% of the target for the individual performance bonus is assumed (although it would not affect the calculation of his or her company performance bonus, an executive officer may, in fact, be awarded an individual performance bonus of less than 100% of the target for his or her individual performance bonus); and
º	at the beginning of each year, the Committee expects to establish a maximum total bonus amount for each executive officer for that year.

Using a formula that resulted in a pro-rated portion of the company performance bonus being earned for Adjusted ROE between the target performance threshold and 4% below that threshold was determined as appropriate to reward good financial performance below the target level; and continuing to maintain a formula that resulted in a company performance bonus in excess of target for Adjusted ROE above the target threshold was determined as appropriate to reward financial performance that exceeded the target threshold. As in past years, during 2012 and subsequent years the company performance bonus formula will be subject to adjustment when circumstances warrant at the discretion of the Committee.

Long-Term Equity-Based Compensation Awards for 2011 and Subsequent Years.  As described above, when the Committee made long-term equity-based compensation awards to NEOs in the fourth quarter of 2010, 50% of those awards (based on number of awards granted) were in the form of PSUs, which are performance-based equity awards that vest based on the achievement of metric-based performance targets established by the Committee at the time of grant and 50% of those awards were DSUs that vest on a pro rata basis over a four-year period. The Committee currently intends to continue this practice with respect to its year-end long-term equity-based compensation awards to NEOs in 2011 and subsequent years.

Deferred Compensation

Under Redwood’s Executive Deferred Compensation Plan, executive officers may elect to defer up to 100% of their cash compensation as well as dividend equivalent right payments on DSUs, options, and vested PSUs and under certain circumstances, can also elect to re-defer scheduled distributions of cash or stock from the Plan. Additionally, delivery of shares of Redwood common stock underlying DSUs and PSUs granted to executives under the Incentive Plan are automatically deferred under the Executive Deferred Compensation Plan. Deferred amounts may be deferred until a date chosen by the executive at the time of the initial deferral (subject to certain restrictions) or until retirement, at which time the balance in the executive’s account will be delivered in cash or common stock (as applicable), or will be paid out over a period of up to 15 years, depending upon the executive’s deferral elections. Cash amounts deferred under the Executive Deferred Compensation Plan are credited with interest at 120% of the long-term applicable federal rate as published by the IRS. Cash balances deferred under the Executive Deferred Compensation Plan remain available to Redwood for general corporate purposes pending the obligation to deliver the deferred amounts to the recipients (in cash or in shares of common stock) on the deferral date. The ability of recipients to elect to receive interest on deferred amounts is one incentive to participate in this Plan, thereby making funds available for Redwood’s use at a cost that is generally below Redwood’s normal cost of capital.

Redwood also matches 50% of cash compensation deferred by participants in the Executive Deferred Compensation Plan, provided that total matching payments and contributions made by Redwood to participants in the Executive Deferred Compensation Plan and the 401(k) Plan (discussed below) are limited to 6% of the participant’s base salary. Vesting of the matching payments is based on the employee’s tenure with Redwood, and over time, an employee becomes increasingly vested in both prior and new matching payments. Employees are fully vested in all prior and all new matching payments after six years of employment. Redwood believes the Executive Deferred Compensation Plan provides for, among other things, a vehicle for Redwood’s executives to plan for retirement and for tax planning.

Employee Stock Purchase Plan

Redwood offers all eligible employees the opportunity to participate in a tax-qualified Employee Stock Purchase Plan (ESPP). Through payroll deductions, employees can purchase shares of Redwood’s common stock at a discount from fair market value on a quarterly basis. The purchase price per share is the lower of (a) 85% of the fair market value per share on the first day of each 12-month offering period (January 1st) or (b) 85% of the fair market value per share on the purchase date (the end of each calendar quarter, March 31st, June 30th, September 30th, and December 31st). An employee is eligible to participate in the ESPP after 90 consecutive days of employment.

401(k) Plan and Other Matching Contributions

Redwood offers a tax-qualified 401(k) Plan to all employees for retirement savings. Under this Plan, employees are allowed to defer and invest up to 100% of their cash earnings, subject to the maximum 401(k) contribution amount (which, in 2010, was $16,500 for those under 50 years of age and $22,000 for those 50 years of age or older). Contributions can be invested in a diversified selection of publicly-traded mutual funds.

In order to encourage participation and to provide a retirement planning benefit to employees, Redwood also provides a matching contribution of 50% of employees’ 401(k) Plan contributions, provided that matching contributions to the 401(k) Plan are limited to the lesser of 4% of an employee’s cash compensation and, in 2010, $8,250. Vesting of the 401(k) Plan matching contributions is based on the employee’s tenure with Redwood, and over time, an employee becomes increasingly vested in both prior and new matching contributions. Employees are fully vested in all prior and all new matching contributions after six years of employment.

As noted above, Redwood also matches up to 50% of cash compensation deferred by participants in its Executive Deferred Compensation Plan. Total matching payments made by Redwood to participants in the Executive Deferred Compensation Plan (including deferred compensation matching plus matches in the 401(k) Plan) are limited to 6% of the participant’s base salary.

There are no other retirement or pension plans at Redwood.

Other Benefits

In addition to cash and equity-based compensation, Redwood currently provides all employees with certain other benefits including medical, dental, vision, disability, and life insurance, a salary continuation program, an employee assistance program, and a flexible spending accounting program. The provision of these types of benefits is important in attracting and retaining employees. During 2010, Redwood paid approximately two-thirds of an employee’s monthly premium for medical and dental coverage, and 100% of an employee’s premiums for long-term disability and life insurance provided through Redwood plans.

Severance and Change of Control Arrangements

Prior to 2006, each of Mr. Bull, Mr. Hughes, and Mr. Nicholas entered into an employment agreement with Redwood, each of which provided for severance payments in the event Redwood terminates the executive’s employment without “cause” or the executive terminates his employment for “good reason.” Similarly, prior to 2006, Mr. Zagunis entered into an employment agreement with Redwood, which also provided for severance payments in the event Redwood terminates the executive’s employment without “cause” or the executive terminates his employment for “good reason.” These employment agreements also provide for payments and vesting of stock options and other equity-related awards in the event of the executive’s death or disability. In the event of a “change of control” in which the surviving or acquiring corporation does not assume outstanding stock options and equity-related awards or substitute equivalent awards, the executive’s outstanding options and equity-related awards will immediately vest and become exercisable. These agreements were entered into in order to attract and retain these executives in the competitive marketplace for executive talent.

The various levels of post-termination benefits for each of Mr. Bull, Mr. Hughes, Mr. Nicholas, and Mr. Zagunis were determined by the Committee to be appropriate for the individual based on that executive’s duties and responsibilities with Redwood and were the result of arms-length negotiations with these individuals. The different levels were also determined to be appropriate and reasonable when generally compared to post-termination benefits provided by Redwood’s peers to executives with similar titles and similar levels of responsibility. The different levels of benefit were also intended to take into account the expected length of time and difficulty the executive may experience in trying to secure new employment. The amount of the severance is balanced against Redwood’s need to be responsible to its stockholders and also takes into account the potential impact the severance payments may have on other potential parties to a change in control transaction.

The terms of these severance and change of control arrangements are described in more detail below under “Other Compensation Matters — Potential Payments upon Termination or Change of Control.” No other executive officer of Redwood is currently party to an employment agreement that provides for severance payments in the event of the termination of the executive’s employment or in the event of a change of control and, in connection with his retirement as Chief Executive Officer in May 2010, the employment agreement between Mr. Bull and Redwood was terminated.

The Committee reviews the terms of these employment agreements each year and seeks analysis from Cook & Co. to compare the terms of these agreements to competitive benchmarks. The Committee’s use of tally sheets also enables the Committee to analyze the expected payments should any of these agreements become applicable to the termination of an executive’s employment.

Elimination of Excise Tax Gross-Up Provisions From Executive Employment Agreements.  In March 2011, the Board of Directors approved an amendment to each of the outstanding employment agreements between an executive officer and Redwood (i.e., to the employment agreements with Mr. Hughes, Mr. Nicholas, and Mr. Zagunis) and Redwood and each of these executive officers subsequently entered into that amendment to eliminate the provisions of those agreements that provided for excise tax gross-ups with respect to excise taxes that may be imposed on change-in-control severance payments made under these agreements. The Committee does not intend to offer excise tax gross-up provisions in any future executive employment agreements.

Tax Considerations

Section 162(m) of the Internal Revenue Code (the Code) limits the tax deductibility by Redwood of annual compensation in excess of $1,000,000 paid to Redwood’s chief executive officer and Redwood’s three other most highly compensated executive officers employed at the end of the year other than the chief financial officer. However, certain performance-based compensation that is paid pursuant to a compensation plan that has been approved by stockholders (such as Redwood’s 2002 Incentive Plan) is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of the board of directors that establishes those goals consists only of “outside directors.” All members of the Committee qualify as outside directors.

The Committee considers the anticipated tax treatment to Redwood and to executive officers when reviewing executive compensation and Redwood’s compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Committee’s control, also can affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, that impact is evaluated in light of the Committee’s overall compensation philosophy and objectives. The Committee will consider the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. The Committee may determine to award significant amounts of compensation to NEOs that are not fully tax deductible to Redwood because these compensation awards are consistent with its philosophy and are in Redwood’s best interests and that the compensation awards not being fully deductible is not significant enough to Redwood, due to its structure as a REIT, to outweigh these other factors.

Section 409A of the Code imposes significant additional taxes and interest on underpayment of taxes in the event an executive defers compensation under a plan that does not meet the requirements of Section 409A. Redwood has generally structured its programs and individual arrangements in a manner intended to comply with the requirements of Section 409A.

Clawback Policy with Respect to Bonus and Incentive Compensation

Redwood has adopted a “clawback” policy with respect to bonus and incentive payments made to executive officers whose fraud or misconduct resulted in a financial restatement. Pursuant to this policy, in the event of a significant restatement of Redwood’s financial results due to fraud or misconduct, the Board of Directors of Redwood will review all bonus and incentive compensation payments made on the basis of Redwood having met or exceeded specific performance targets during the period affected by the restatement. If any of the payments would have been lower if determined using the restated results, the Board of Directors will, in its discretion and to the extent permitted by law, seek to recoup from the executive officers whose fraud or misconduct materially contributed to the restatement the value or benefit of the prior payments made to the executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Georganne C. Proctor, Chair Richard D. Baum Thomas C. Brown Mariann Byerwalter Jeffrey T. Pero

Executive Compensation Tables

Summary Compensation

The following table includes information concerning compensation earned by the NEOs for the years ended December 31, 2010, 2009, and 2008. Titles shown in the table are those held by the executive officer on December 31, 2010, except in the case of Mr. Bull, who retired from the chief executive officer position in May 2010.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
George E. Bull, III, Chairman and Former Chief Executive Officer	2010	$291,821	—	—	$593,635	$8,250	$893,706
	2009	$700,000	$4,344,391	—	$1,136,371	$8,250	$6,189,012
	2008	$700,000	$2,649,994	—	$218,750	$42,000	$3,610,744
Martin S. Hughes, President and Chief Executive Officer	2010	$624,680	$2,775,000	—	$1,165,109	$30,000	$4,594,789
	2009	$500,000	$2,229,218	—	$695,738	$30,000	$3,454,956
	2008	$500,000	$3,004,070	—	$125,000	$30,000	$3,659,070
Brett D. Nicholas, Chief Operating Officer and Chief Investment Officer	2010	$500,000	$1,600,000	—	$871,819	$30,000	$3,001,819
	2009	$500,000	$2,229,218	—	$695,738	$30,000	$3,454,956
	2008	$500,000	$1,610,070	—	$125,000	$30,000	$2,265,070
Diane L. Merdian, Chief Financial Officer	2010	$297,179	$1,025,000	—	$264,658	$224,000	$1,810,837
John H. Isbrandtsen, Managing Director	2010	$400,000	$600,000	—	$464,970	$24,000	$1,488,970
	2009	$270,000	$500,000	—	$351,911	$16,200	$1,138,111
	2008	$270,000	$202,506	—	$67,500	$16,200	$556,206
Fred J. Matera Managing Director	2010	$400,000	$525,000	—	$464,970	$24,000	$1,413,970
	2009	$400,000	$400,000	—	$391,013	$8,250	$1,199,263
	2008	$200,000	$700,000	—	$150,000	$2,000	$1,052,000

(1)	Except for Mr Bull, Mr. Hughes and Ms. Merdian, all NEOs were paid their annualized salaries in 2010. Mr. Bull was paid a proration of his annualized salary or $700,000 from January 1, 2010 to June 1, 2010 when he retired from employment by the company. Mr. Hughes was paid a proration of his annualized salary of $500,000 from January 1, 2010 to May 17, 2010 and a proration of $700,000 upon his promotion to the Chief Executive Officer position from May 18, 2010 for the remainder of the year. Ms. Merdian joined the company on April 5, 2010 and was paid a proration of her annualized salary of $400,000 from her hire date for the remainder of the year. Mr. Matera joined the company in 2008 and was paid a proration of his annualized salary of $400,000 from his hire date in 2008 through December 31, 2008.
(2)	Represents the grant date fair value of stock units awarded determined in accordance with FASB Accounting Standards Codification Topic 718. For 2010, with the exception of Mr. Bull, our NEOs received grants of deferred stock units and performance stock units on November 30, 2010. The deferred stock units and performance stock units were granted with the grant date fair values of $13.99, and $14.01 per share, respectively. In addition, Mr. Hughes was awarded a grant of deferred stock units with an aggregate grant value of $525,000 when he was promoted to the role of Chief Executive Officer in May 2010 following Mr. Bull’s retirement. Ms. Merdian was also awarded a grant of deferred stock units with an aggregate grant value of $500,000 upon her commencement as Chief Financial Officer in April 2010. Please refer to the “Grant of Plan-Based Awards” table for the number of units granted along with the vesting and performance criteria for each grant.
(3)	These amounts are cash awards for each fiscal year indicated with respect to performance during such fiscal year (but paid early in the next following fiscal year).
(4)	Represents matching contributions to our 401(k) Plan and our Executive Deferred Compensation Plan. For Ms. Merdian, it also includes a relocation and transition expense allowance of $200,000. For further details, please refer to “Executive Compensation — Compensation Discussion and Analysis — Deferred Compensation and 401(k) Plan and Other Matching Contribution”.

Grants of Plan-Based Awards

The following table reflects estimated possible payouts to the NEOs in 2010 under Redwood’s performance-based compensation plan as well as actual equity-related grants made in 2010 under Redwood’s Incentive Plan. Actual payouts for performance in 2010 are reflected in the “Summary Compensation” table above. As discussed above under “Executive Compensation — Compensation Discussion and Analysis — 2010 Performance-Based Compensation,” 2010 annual performance-based bonuses were weighted 75% on Adjusted ROE and 25% on achievement of pre-established individual goals. The individual component may be earned up to 100% of target. There is no cap on the amount that may be earned with respect to the Adjusted ROE component, subject to an overall maximum 2010 annual total incentive award of $5 million for each of Mr. Bull, Mr. Hughes, and Mr. Nicholas and $2 million for each of the other NEOs. If earned awards are in excess of 300% of salary, the excess is paid in deferred stock units under our Executive Deferred Compensation Plan.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)(10)	Grant Date Fair Value of Stock and Option Awards ($)(10)
Name	Type of Award(1)	Grant Date	Approval Date	Threshold(6)	Target(7)	Maximum(8)	Threshold	Target	Maximum(9)
George E. Bull, III	—	—		—	$510,417	$875,000	—	—	276,289	—	—
Martin S. Hughes	—	—		—	$1,155,000	$2,100,000	—	—	194,240	—	—
	DSU	5/18/2010 (2)	3/17/2010	—	—	—	—	—	—	34,792	$525,000
	DSU	11/30/2010 (3)		—	—	—	—	—	—	80,358	$1,124,213
	PSU	11/30/2010 (4)		—	—	—	—	80,358	160,716	80,358	$1,125,787
Brett D. Nicholas	—	—		—	$750,000	$1,500,000	—	—	234,427	—	—
	DSU	11/30/2010 (3)		—	—	—	—	—	—	57,144	$799,440
	PSU	11/30/2010 (4)		—	—	—	—	57,144	114,288	57,144	$800,560
Diane L. Merdian	—	—		—	$300,000	$1,200,000	—	—	53,585	—	—
	DSU	4/5/2010 (5)	12/9/2009	—	—	—	—	—	—	32,552	$500,000
	DSU	11/30/2010 (3)		—	—	—	—	—	—	18,750	$262,316
	PSU	11/30/2010 (4)		—	—	—	—	18,750	37,500	18,750	$262,684
John H. Isbrandtsen	—	—		—	$400,000	$1,200,000	—	—	53,583	—	—
	DSU	11/30/2010 (3)		—	—	—	—	—	—	21,429	$299,790
	PSU	11/30/2010 (4)		—	—	—	—	21,429	42,858	21,429	$300,210
Fred J. Matera	—	—		—	$400,000	$1,200,000	—	—	53,583	—	—
	DSU	11/30/2010 (3)		—	—	—	—	—	—	18,750	$262,316
	PSU	11/30/2010 (4)		—	—	—	—	18,750	37,500	18,750	$262,684

(1)	DSU refers to deferred stock units; PSU refers to performance stock units.
(2)	On March 17, 2010 the Compensation Committee of the Board of Directors approved Mr. Hughes’ grant of deferred stock units with the aggregate grant date fair value of $525,000 at $15.09 per share upon his promotion to Chief Executive Officer in May 2010. This grant is subject to a four year vesting schedule, vesting in full on July 1, 2014. The grant is automatically deferred under our Executive Deferred Compensation Plan with the earliest distribution date on May 1, 2015. For further information regarding this grant, please refer to Form 8-K “Departure of Certain Officers; Appointment of Certain Officers; Compensatory Arrangement, of Certain Officers” filed with the SEC on March 17, 2010. This grant was not subject to the Compensation Committee’s commitment regarding 2010 performance-based equity awards described above under “Compensation Discussion and Analysis — Satisfaction of Prior-Year Commitment Regarding 2010 Performance-Based Equity Awards.”

(3)	With the exception of Mr. Bull, our NEOs received one half of their annual long term incentive grant in the form of deferred stock units in November 30, 2010 with a grant date fair value of $13.99 per share subject to a four year vesting schedule, fully vesting on January 1, 2015. The grants are automatically deferred under our Executive Deferred Compensation Plan, with the earliest distribution date on May 1, 2015. For the Form of Deferred Stock Unit Agreement under 2002 Incentive Plan, please refer Exhibit 10.1 in Form 8-K “Compensatory Arrangements for Certain Officers” filed with the SEC on December 2, 2010.
(4)	With the exception of Mr. Bull, our NEOs received one half of their annual long-term incentive grant in the form of performance stock units on November 30, 2010, subject to a three year performance period ending on November 30, 2013. The number of award shares which will vest and be credited to the participant’s deferral account on November 30, 2013 will be determined by the company’s cumulative total shareholder return (TSR) according to the following schedule, with prorated vesting and crediting for TSR percentages that fall between those set forth below:

Three-Year TSR	Vesting/Crediting of Target Shares
Less than 0%	0%
25%	100%
125% or greater	200%
For the Form of Performance Stock Unit Agreement under 2002 Incentive Plan, please refer Exhibit 10.2 in Form 8-K “Compensatory Arrangements for Certain Officers” filed on December 2, 2010. These performance stock units had a grant date fair value of $14.01 per share.
(5)	On December 9, 2009, the Compensation Committee of the Board of Directors approved a grant of deferred stock units upon Ms. Merdian’s commencement as Chief Financial Officer in April, 2010, with the grant date fair value of $500,000 at $15.36 per share. The grant is subject to a four year vesting schedule, fully vesting on July 1, 2014. The grant is automatically deferred under our Executive Deferred Compensation Plan with the earliest distribution date on May 1, 2015. For more further information regarding this grant, please refer to Form 8-K “Compensatory Arrangements of Certain Officers” filed with the SEC on December 9, 2009. This grant was not subject to the Compensation Committee’s commitment regarding 2010 performance-based equity awards described above under “Compensation Discussion and Analysis — Satisfaction of Prior-Year Commitment Regarding 2010 Performance-Based Equity Awards.”
(6)	No company performance-based non-equity incentive plan awards would have been granted for 2010 if Adjusted ROE was less than 7%.
(7)	Represents 100% of target bonus, which would have been paid assuming an Adjusted ROE of 11% and assuming that the NEO was awarded 100% of the target bonus for individual performance. Actual amounts paid for fiscal year 2010 are included in the “Summary Compensation” table.
(8)	For all NEOs, the maximum cash amount that could have been awarded was 300% of the executive’s annual base salary and any bonus amounts over 300% of annual base salary would generally have been awarded in immediately vested deferred stock units, the delivery of which would have been deferred for 3 years, subject to Compensation Committee discretion. Please refer to footnote (9) below.
(9)	Represents the maximum number of deferred stock units that could have been granted in respect of 2010 under the performance-based bonus plan assuming a maximum bonus plan award ($5 million for each of Mr. Bull, Mr. Hughes, and Mr. Nicholas and $2 million for the other NEOs). All amounts over three times salary are paid in deferred stock units assuming a common stock price of $14.93 per share (the closing price of Redwood’s common stock on the NYSE on December 31, 2010). In the case of the performance stock units, the maximum payout is equivalent to 200% of target shares granted. Please refer to footnote (4) above for details.
(10)	These awards were approved by the Compensation Committee and granted pursuant to Redwood’s Incentive Plan. The value of these awards is determined in accordance with FASB Accounting Standards Codification Topic 718 based on the closing price of Redwood’s common stock on the trading day immediately prior to the grant date.

Outstanding Equity Awards at Fiscal Year-End

Redwood does not currently award stock options, although new stock options may still be issued under the reload provisions of certain stock options that were granted in prior years. With the exception of options granted under reload provisions, all outstanding stock options were granted prior to 2005.

From 2005 to 2009, equity grants to the NEOs were made solely in the form of deferred stock units. Deferred stock units outstanding receive dividend equivalent rights each time Redwood pays a common stock dividend. In general, the deferred stock units represented in the table below were granted in December, follow a four year vesting schedule, under which 25% vest on January 1 following the first anniversary of the grant, thereafter 6.25% on the first day of each subsequent quarter.

In 2010, annual grants were made in the form of deferred stock units and performance stock units which are both reflected in the table below. Deferred stock units are included as unvested stock units in the table below whereas performance stock units are reflected as being unearned as of December 31, 2010.

The following table sets forth certain information regarding outstanding equity awards for each NEO as of December 31, 2010.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, That Have Not Vested ($)(6)
George E. Bull, III	33,871	$41.09	12/17/2011	—	—	—	—
	39,769	$56.18	12/19/2012	—	—	—	—
	60,000	$52.46	12/10/2013	—	—	—	—
	31,496	$58.23	12/1/2014	—	—	—	—
Martin S. Hughes	—	—	—	408,771	$6,102,951	80,358	$1,199,750
Brett D. Nicholas
	3,239	$56.55	12/17/2011	—	—	—	—
	9,646	$55.19	12/19/2012	—	—	—	—
	25,000	$52.46	12/10/2013	—	—	—	—
	18,891	$58.23	12/1/2014	—	—	—	—
	—	—	—	294,682	$4,399,602	57,144	$853,160
Diane L. Merdian	—	—	—	51,302	$765,939	18,750	$279,942
John H. Isbrandtsen	416	$58.87	12/17/2011	—	—	—	—
	7,500	$52.46	12/10/2013	—	—	—	—
	5,152	$58.23	12/1/2014	—	—	—	—
	—	—	—	66,293	$989,754	21,429	$319,935
Fred J. Matera	—	—	—	70,200	$1,048,086	18,750	$279,942

(1)	Represents vested stock options outstanding as of December 31, 2010. All outstanding options as of December 31, 2010 are fully vested.
(2)	The option exercise price is based on the closing price of Redwood’s common stock on the NYSE on the day immediately prior to grant.
(3)	Represents unvested deferred stock units as of December 31, 2010.
(4)	Assumes a common stock value of $14.93 per share (the closing price of Redwood’s common stock on the NYSE on December 31, 2010).

(5)	Represents unearned performance stock units granted on November 30, 2010. Please refer to “Grants of Plan Based Awards” table for details.
(6)	Represents market value of unearned performance stock units based on $14.93 (the closing price of Redwood common stock on the NYSE on December 31, 2010.)

Options Exercised and Stock Vested

The following table sets forth information with respect to the options exercised by the NEOs during the fiscal year ended December 31, 2010. The table also shows the value of accumulated deferred stock unit awards that vested during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
George E. Bull, III	—	—	456,373	$6,892,806
Martin S. Hughes	—	—	112,324	$1,644,620
Brett D. Nicholas	—	—	70,694	$1,035,713
Diane L. Merdian	—	—	—	—
John H. Isbrandtsen	4,000	$2,190	9,724	$142,413
Fred J. Matera	—	—	17,886	$261,816

(1)	The value realized upon exercise is the difference between the option exercise price and the fair market value of Redwood’s stock on the date of exercise, multiplied by the number of shares covered by the option.
(2)	The value realized on vesting is calculated by multiplying the number of shares vesting by the fair market value of Redwood’s stock on the respective vesting date.

Non-Qualified Deferred Compensation

Our Executive Deferred Compensation Plan permits eligible employees to voluntarily defer receipt of a portion or all of their salary, bonus, and/or dividend equivalent right payments on a tax deferred basis for distribution from the plan to the employee at a later date, and requires all deferred stock units awarded to be deferred into the plan for distribution from the plan to the employee at a later date.

Each of our NEOs is a participant in our Executive Deferred Compensation Plan. Each of our NEOs other than Mr. Bull voluntarily deferred a portion of his cash earnings during fiscal year 2010. In addition, deferred stock units awarded were deferred into this plan. Interest accrual in respect of amounts deferred in our Executive Deferred Compensation Plan is described above under “Executive Compensation — Compensation Discussion and Analysis — Deferred Compensation.” Our NEOs are also entitled to a Redwood match on all or a portion of their executive deferred compensation cash deferrals subject to vesting requirements and a matching contribution limit, as described above under “Executive Compensation — Compensation Discussion and Analysis — Deferred Compensation.” All of our NEOs, with the exception of Mr. Hughes, Mr. Matera, and Ms. Merdian, are fully vested in matching payments made to our Executive Deferred Compensation Plan and 401(k) Plan.

The following table sets forth information with respect to our NEOs’ cash contributions, vested deferred stock unit contributions, cash and deferred stock unit withdrawals, earnings, and aggregate balances in our Executive Deferred Compensation Plan for the fiscal year ended December 31, 2010.

Name	Executive Contributions in 2010 ($)	Registrant Contributions in 2010 ($)	Aggregate Earnings in 2010 ($)(1)	Aggregate Withdrawals/ Distributions in 2010 ($)	Aggregate Balance at 12/31/2010 ($)(2)
George E. Bull, III(3)	$6,892,806	—	—	—	$7,443,030
Martin S. Hughes(4)	$1,688,120	$21,750	$7,730	$(381,851)	$2,406,956
Brett D. Nicholas(5)	$1,079,213	$21,750	$5,826	$(465,172)	$1,749,300
Diane L. Merdian(6)	$31,500	$15,750	$542	—	$100,579
John H. Isbrandtsen(7)	$173,913	$15,750	$1,024	—	$572,966
Fred J. Matera(8)	$311,816	$15,750	$2,610	—	$376,347

(1)	Represents market rate interest earned on cash balances in our Executive Deferred Compensation Plan. “Market rate interest” is defined as 120% of long-term applicable federal rate as published by the IRS.
(2)	The balance indicated reflects the value of vested deferred stock units in the plan assuming the price of $14.93 per share (the closing price of Redwood common stock on the NYSE on December 31, 2010) and the cash balance in Redwood’s Deferred Compensation Plan.
(3)	Mr. Bull’s contributions included $6,892,806 as a result of vesting of previously awarded deferred stock units.
(4)	Mr. Hughes’ contribution included $43,500 in voluntary cash deferrals from his compensation and $1,644,620 as a result of vesting of previously awarded deferred stock units. Mr. Hughes also received a distribution of 13,587 shares of common stock underlying deferred stock units which were previously awarded in 2005 and 2006.
(5)	Mr. Nicholas’ contribution included $43,500 in voluntary cash deferrals from his compensation and $1,035,713 as a result of vesting of previously awarded deferred stock units. Mr. Nicholas received a distribution of 16,577 shares of common stock underlying deferred stock units which were previously awarded in 2005 and 2006.
(6)	Ms. Merdian’s contribution included $31,500 in voluntary cash deferrals from her compensation.
(7)	Mr. Isbrandtsen’s contribution included $31,500 in voluntary cash deferrals from his compensation and $142,413 as a result of vesting of previously awarded deferred stock units.
(8)	Mr. Matera’s contribution included $50,000 in voluntary cash deferrals from his compensation and $261,816 as a result of vesting of previously awarded deferred stock units.

OTHER COMPENSATION MATTERS

Review of Prior Commitment Regarding Volume of Awards Under Redwood’s 2002 Incentive Plan

In Redwood’s annual proxy statement for its 2010 annual meeting of stockholders, which proxy statement was published and filed with the SEC on April 2, 2010, the Compensation Committee made a commitment regarding its average annual rate of Incentive Plan usage over the course of the three-year period commencing on May 19, 2010. Each aspect of that commitment is set forth below, along with a review of the Compensation Committee’s satisfaction, to date, of that aspect of the commitment.

•	Commitment. Over the course of the three-year period commencing on May 19, 2010, the Compensation Committee will not grant equity awards to officers, employees, and non-employee directors, in the aggregate, at an average annual rate of Incentive Plan usage greater than 2% of the number of shares of our common stock that the Compensation Committee believes will be outstanding over that three-year period.
º	For purposes of calculating the average rate of Incentive Plan usage during any period, (i) performance-based equity awards are counted toward Incentive Plan usage during the period when they are delivered to, and freely transferable by, the recipient following vesting and any mandatory holding period, (ii) equity awards denominated in shares of common stock (such as deferred stock unit awards and restricted stock awards) will count as 1.5 awards per share of underlying common stock, whereas equity awards in the form of stock options will count as one award per option, and (iii) outstanding shares will be calculated using weighted-average shares outstanding over the period.

In satisfaction of this aspect of the commitment, based on an estimate of shares expected to be granted between the date of this Proxy Statement and May 18, 2011, the average annual rate of Incentive Plan usage during the period of May 19, 2010 through May 18, 2011 is expected to be 0.90% of shares of common stock outstanding. The table set forth below shows the estimated Incentive Plan usage during this one-year period and the calculation of the annual rate of usage over this one-year period.

•	Commitment. The Compensation Committee will disclose to stockholders in a separate table within its annual proxy statement the average rate of Incentive Plan usage for (i) each 12 month period beginning on May 19, 2010 or (ii) for any 12 month period that is not complete at the time of the filing of the proxy statement, the shorter period that is complete, supplemented by an estimate of shares expected to be granted between the time of filing and the upcoming May 18.

The separate table referred to in this aspect of the commitment is set forth below.

•	Commitment. If the Compensation Committee determines that this commitment is not consistent with the best interests of Redwood, it will disclose that determination and any related impact on its continued adherence to the commitment.

To date, the Compensation Committee has not determined that this commitment is inconsistent with the best interests of Redwood.

The following table sets forth the average rate of Incentive Plan usage for the 12 month period beginning on May 19, 2010 through May 18, 2011, based on actual Incentive Plan usage for the period beginning on May 19, 2010 and ending on the date of this Proxy Statement and an estimate of Incentive Plan usage for the period between the date of this Proxy Statement and May 18, 2011.

	Number of Equity-Based Awards Granted During Annual Period(1),(2)	Multiplier	Number of Securities Granted for Purposes of Determining Average Annual Rate of Plan Usage
Full Value Awards(3)
Actual	422,754	1.5	634,131
Estimated(4)	42,702	1.5	64,053
Options(5)	—	1	—
Total	465,456		698,184
Weighted Average Shares Outstanding(6)			77,980,102
Average Annual Rate of Plan Usage			0.90%

(1)	Annual period is the one year period commencing on May 19, 2010 and ending on May 18, 2011.
(2)	Does not include an aggregate of 20,195 deferred stock units that employees and directors elected to receive during the annual period in lieu of cash compensation as a result of voluntary deferrals of compensation under the Redwood Trust, Inc. 2002 Executive Deferred Compensation Plan.
(3)	Includes restricted stock awards and deferred stock units.
(4)	An estimate of full value awards to be granted between the date of this Proxy Statement and May 18, 2011, which estimate includes deferred stock units to be issued to non-employee directors in May 2011 as part of those directors’ annual compensation (estimated using an assumed fair market value of $16 per share).
(5)	No options were granted during the annual period.
(6)	Weighted average shares outstanding for the period commencing on May 19, 2010 and ending on May 18, 2011 was calculated by taking the sum of shares outstanding on a daily basis during that period and dividing by the number of days in the period. For the purposes of this calculation, actual shares outstanding was used for the period from May 18, 2010 to March 31, 2011 and an estimated 315,741 additional shares outstanding was used during the period from April 1, 2011 to May 18, 2011.

Potential Payments upon Termination or Change of Control

Two of our Named Executive Officers, Mr. Hughes and Mr. Nicholas, and one of our other executive officers, Mr. Zagunis, had, as of December 31, 2010, an employment agreement with Redwood. These employment agreements provide for severance payments and benefits in the event the executive is terminated without “cause” or resigns with “good reason”, which are each defined in the applicable agreement. The employment agreements provide for one year terms ending on December 31 of each year and are subject to automatic one-year renewals if not terminated by either party. No other executive officers of Redwood are party to an employment agreement with Redwood. Mr. Bull also had an employment agreement with Redwood, however, it was terminated in connection with his retirement from the chief executive officer position in May 2010 and, therefore, is not described below.

Each employment agreement provides for the executive to receive severance payments in the event we terminate the executive’s employment without “cause” or the executive terminates for “good reason” (each as defined below). The severance payments would be in addition to payment of the executive’s base salary to the date of termination of the executive’s employment. If terminated without “cause” or if the executive had terminated for “good reason” on December 31, 2010, the aggregate amount of these severance payments would have been equal to:

(i)	in the case of Mr. Hughes, 265% of his base salary in effect on December 31, 2010 (which is the equivalent of 100% of the total of his then base salary plus target annual bonus) plus 165% of his base salary prorated to the date of termination (which is the equivalent of his then target annual bonus prorated to the date of termination);

(ii)	in the case of Mr. Nicholas, 250% of his 2010 base salary (which is the equivalent of 100% of the total of his 2010 base salary plus target annual bonus) plus 150% of his 2010 base salary prorated to the date of termination (which is the equivalent of his 2010 target annual bonus prorated to the date of termination); and
(iii)	in the case of Mr. Zagunis, 175% of his base salary (which is the equivalent of 100% of the total of his 2010 base salary plus target annual bonus), as in effect immediately prior to termination of employment, plus 75% of his 2010 base salary prorated to the date of termination (which is the equivalent of his 2010 target annual bonus prorated to the date of termination).

In addition, all outstanding stock options and equity-related awards granted to these executives would immediately vest upon either such type of termination. With respect to stock options granted before December 31, 2002, these executives would receive the sum of dividend equivalent rights that would have been payable over the one-year period following termination of employment. Dividend equivalent right payments related to stock options granted to these executives on or after December 31, 2002 would be treated in the same manner, unless the executive’s grant agreements for those stock options provide a different formula for the dividend equivalent right payments. In addition, for the one-year period following termination of employment, these executives would be entitled to receive all life insurance, disability insurance, and medical coverage fringe benefits as if the executive had not been terminated.

The employment agreements provide that 75% of severance amounts due will be paid in a lump sum six months following termination and the remaining 25% will be paid in equal monthly installments over the succeeding six months.

Sections 4999 and 280G of the Internal Revenue Code provide that executives could be subject to significant excise taxes if they receive payments or benefits that exceed certain limits in connection with a change in ownership or change in effective control, and that we or our successors could lose an income tax deduction with respect to the payments subject to those excise taxes.

As of December 31, 2010, under their employment agreements, Mr. Hughes, Mr. Nicholas, and Mr. Zagunis would have been entitled to payment of an excise tax gross-up if there had been excise taxes payable by the executive on the value of severance benefits related to a change of control, which gross up amount would have been paid at the same time as other severance amounts.

As discussed above within “Executive Compensation — Compensation Discussion and Analysis —  Severance and Change of Control Arrangements — Elimination of Excise Tax Gross-up Provisions,” in February 2011 the employment agreements with these executives were amended to eliminate the provisions of those agreements that provided for excise tax gross-ups with respect to excise taxes that may be imposed on change-in-control severance payments made under these agreements.

All severance benefits under each agreement are contingent on the executive agreeing to execute an agreement releasing all claims against Redwood and the executives are subject to non-solicitation restrictions for a year following a termination for which severance is paid.

“Cause” for Mr. Hughes, Mr. Nicholas, and Mr. Zagunis is defined as (i) the executive’s material failure to substantially perform the reasonable and lawful duties of his position for Redwood, which failure shall continue for 30 days after notice thereof; (ii) acts or omissions constituting gross negligence, recklessness, or willful misconduct in the performance of the executive’s duties, fiduciary obligations or otherwise relating to the business of Redwood; (iii) the habitual or repeated neglect of the executive’s duties; (iv) the executive’s conviction of a felony; (v) theft or embezzlement, or attempted theft or embezzlement, of money, tangible, or intangible assets or property of Redwood or its employees; (vi) any act of moral turpitude by the executive injurious to the interest, property, operations, business, or reputation of Redwood; or (vii) unauthorized use or disclosure of trade secrets or confidential or proprietary information pertaining to Redwood’s business.

“Good reason” for Mr. Hughes, Mr. Nicholas, and Mr. Zagunis is defined as the occurrence, without the executive’s written consent, of (i) a significant reduction in the executive’s responsibilities or title; (ii) a reduction in the executive’s base salary or a material reduction by Redwood in the value of the executive’s total compensation package if such a reduction is not made in proportion to an across-the-board reduction of all senior executives of Redwood and a change of control has not occurred; (iii) the relocation of the executive’s principal office to a location more than 25 miles from its location as of the effective date of the agreement; (iv) a failure at any time to renew the employment agreement; (v) the complete liquidation of Redwood; or (vi) in the event of a merger, consolidation, transfer, or closing of a sale of all or substantially all the assets of Redwood, the failure of the successor company to affirmatively adopt the employment agreement.

In the event of a “change of control” (as defined below) in which the surviving or acquiring corporation does not assume outstanding stock options and equity-related awards or substitute equivalent awards, the executive’s outstanding options and equity-related awards will immediately vest and become exercisable. If the awards are assumed or substituted, then acceleration only would occur upon a qualifying employment termination (involuntary without cause or voluntary for good reason).

In addition, in the event of termination due to the executive’s death or disability, the employment agreements provide for (i) the payment to the executive or his estate of (a) the executive’s base salary to the date of termination, and (b) the executive’s target annual bonus for the year, prorated to the date of termination, and (ii) vesting in full of all of the executive’s outstanding stock options and other equity-related awards.

“Change of control” is defined as the occurrence of any of the following:

(1)	any one person, or more than one person acting as a group (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the Code)), acquires ownership of stock of Redwood that, together with other stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of all stock of Redwood; or
(2)	any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Redwood possessing 30 percent or more of the total voting power of the stock of Redwood; or
(3)	during any 12-month period, a majority of the members of Redwood’s Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of Redwood’s Board of Directors prior to such appointment or election; or
(4)	any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Redwood that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Redwood immediately before such acquisition or acquisition; provided, that no change of control shall be deemed to occur when the assets are transferred to (x) a stockholder of Redwood in exchange for or with respect to its stock, (y) a person, or more than one person acting as a group (within the meaning of Section 409A of the Code), that owns, directly or indirectly, 50 percent or more of the total value or voting power of all of the outstanding stock of Redwood, or (z) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person that owns directly or indirectly 50 percent or more of the total value or voting power of all of the outstanding stock of Redwood, in each case with such persons status determined immediately after the transfer of assets.

If any of Mr. Hughes, Mr. Nicholas, or Mr. Zagunis had been terminated as of December 31, 2010 either voluntarily with “good reason” or involuntarily without “cause”, the approximate value of the severance benefits payable to the executive would have been as follows, as calculated in accordance with the terms of the respective employment agreements in place on December 31, 2010. Any executive officer not entitled to severance benefits is not listed in the table below.

Name	Salary & Target Bonus ($)	Accelerated Vesting of Stock Options and Deferred Stock Units ($)(1)	Dividend Equivalent Rights for Options ($)(2)	Benefits ($)(3)	Excise Tax & Excise Tax Gross Up ($)(4)	Total Payment Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason” ($)
Martin S. Hughes	$3,010,000	$6,102,951	—	$39,177	$2,801,294	$11,953,422
Brett D. Nicholas	$2,000,000	$4,399,602	$73,152	$38,173	$1,628,723	$8,139,650
Harold F. Zagunis	$1,000,000	$1,800,857	$45,035	$39,213	—	$2,885,105

(1)	The value of acceleration of deferred stock units assumes a common stock price of $14.93 per share (the closing price of Redwood’s common stock on the NYSE on December 31, 2010). As there were no unvested stock options as of December 31, 2010, no value was attributable to accelerated vesting of stock options.
(2)	Values were determined by multiplying the number of outstanding options with dividend equivalent rights as of December 31, 2010 by the average quarterly dividend over the prior three fiscal years of $0.42 per share.
(3)	Each of Mr. Hughes, Mr. Nicholas, and Mr. Zagunis are entitled to a continuation of health insurance, life insurance, and long-term disability insurance for a year after employment.
(4)	As described above and within “Executive Compensation — Compensation Discussion and Analysis — Severance and Change of Control Arrangements — Elimination of Excise Tax Gross-Up Provisions,” in March 2011 the employment agreements with these executives were amended to eliminate the provisions of those agreements that provided for excise tax gross-ups with respect to excise taxes that may be imposed on change-in-control severance payments made under these agreements.

Compensation Risks

As noted above, the Compensation Committee reviews risks that may arise from Redwood’s compensation policies and practices. In particular, during the first quarter of 2011, management, in consultation with the Compensation Committee and the Compensation Committee’s independent compensation consultant, Cook & Co., prepared a framework for performing a compensation risk assessment, which framework provided for assessment of risks relating to, among other things, components of compensation, performance metrics, performance-based compensation leverage, the timing of compensation delivery, equity-based incentive compensation, stock ownership requirements, stock trading policies, methods for assessing performance, and performance culture. Subsequently, management utilized the framework to prepare a compensation risk assessment for review and consideration by the Compensation Committee and the Audit Committee. Following the review and discussion of this assessment by those Committees, as well as other reviews and discussions relating to risks that may arise from Redwood’s compensation policies and practices, the Compensation Committee determined, after consultation with Cook & Co., that it does not currently believe that Redwood’s compensation policies and practices are reasonably likely to have a material adverse effect on Redwood.

ADDITIONAL INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership of, and transactions in, our common stock with the SEC within certain time periods following events giving rise to such filing requirements. Their initial report must be filed using the SEC’s Form 3 and subsequent stock purchases, sales, option exercises and other changes must be reported on the SEC’s Form 4, which must be filed within two business days of most transactions. In some cases, such as changes in ownership arising from gifts and inheritances, the SEC allows delayed reporting at year-end on the SEC’s Form 5. Based solely on a review of the copies of such reports, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers, and stockholders were complied with during 2010.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Ms. Proctor (the Chair), Mr. Baum, Mr. Brown, Ms. Byerwalter, and Mr. Pero. No member of our Compensation Committee has served as an officer or employee of Redwood at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Certain Relationships and Related Transactions

Our Board of Directors monitors and reviews issues involving potential conflicts of interest and related party transactions. In this regard, the Board of Directors applies Redwood’s Code of Ethics, which provides that directors, officers, and all other employees are prohibited from taking actions, having interests, or having relationships that would cause a conflict of interest, and our directors, officers, and all other employees are expected to refrain from taking actions, having interests, or having relationships that would even appear to cause a conflict of interest. Except as described below, there were no relationships or related party transactions between Redwood and any affiliated parties that are required to be reported in this Proxy Statement.

Relationship with Latham & Watkins LLP.  Mr. Pero is a retired partner of Latham & Watkins LLP and has been a director of Redwood since November 2009. Latham & Watkins LLP provides legal services to Redwood. Mr. Pero’s retirement payments from Latham & Watkins LLP are adjusted to exclude any proportionate benefit received from the fees paid by Redwood to Latham & Watkins LLP.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors reports to and acts on behalf of the Board of Directors in providing oversight of the financial and risk management and financial reporting procedures of Redwood. Redwood’s management is responsible for internal controls and for preparing Redwood’s financial statements. Redwood’s independent registered public accounting firm is responsible for performing an independent audit of Redwood’s consolidated financial statements in accordance with the Public Company Accounting Oversight Board (PCAOB) standards and issuing a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities by Redwood’s management and the independent registered public accounting firm.

In this context the Audit Committee met and held discussions during 2010 and 2011 with management and the independent registered public accounting firm (including private sessions with the independent registered public accounting firm, and Redwood’s head of internal audit, Chief Financial Officer, Controller, and Chief Risk Officer). During these meetings, the Audit Committee, among other things, reviewed and discussed with both management and the independent registered public accounting firm the quarterly and audited year-end financial statements and reports prior to their issuance. These meetings also included an overview of the preparation and review of these financial statements and a discussion of any significant accounting issues. Management and the independent registered public accounting firm advised the Audit Committee that these financial statements were prepared under generally accepted accounting principles in all material respects. The Audit Committee also discussed the quality, not just the acceptability, of the accounting principles used in preparing the financial statements, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees.

In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter regarding the firm’s independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The independent registered public accounting firm provided certain tax services and other services in 2010. These disclosures and other matters relating to the firm’s independence were reviewed by the Audit Committee and discussed with the independent registered public accounting firm.

The independent registered public accounting firm discussed the scope of its audit with the Audit Committee prior to the audit. The Audit Committee discussed the results of the audit with management and the independent registered public accounting firm. The Audit Committee also discussed with management and the independent registered public accounting firm the adequacy of Redwood’s internal controls, policies, and systems, and the overall quality of Redwood’s financial reporting.

Based on its review of the financial statements, and in reliance on its review and discussions with management and the independent registered public accounting firm, the results of internal and external audit examinations, evaluations by the independent registered public accounting firm of Redwood’s internal controls, and the quality of Redwood’s financial reporting, the Audit Committee recommended to the Board of Directors that Redwood’s audited financial statements be included in Redwood’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Audit Committee:
Greg H. Kubicek, Chair
Thomas C. Brown
Mariann Byerwalter
Georganne C. Proctor
Charles J. Toeniskoetter

Fees to Independent Registered Public Accounting Firm for 2010 and 2009

Grant Thornton LLP audited Redwood’s financial statements and otherwise acted as Redwood’s independent registered public accounting firm with respect to the fiscal years ended December 31, 2010 and 2009. The following is a summary of the fees billed to Redwood by Grant Thornton LLP for professional services rendered for 2010 and 2009:

	Fiscal Year 2010	Fiscal Year 2009
Audit Fees	$1,324,377	$1,929,422
Tax Fees	123,050	112,350
Total Fees	$1,447,427	$2,041,771

Audit Fees were for the audits of our annual consolidated financial statements included in our Annual Report on Form 10-K, reviews of the financial statements included in our Quarterly Reports on Form 10-Q, other assistance required to complete the year-end audits, costs associated with Sarbanes-Oxley attestation requirements, other services rendered for comfort letters, and consents.

Tax Fees were for services rendered related to tax compliance and reporting.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Accounting Firm

It is the Audit Committee’s policy to review and pre-approve the scope, terms, and related fees of all auditing services and permitted non-audit services provided by the Independent Registered Accounting Firm, subject to de minimis exceptions for non-audit services which are approved by the Audit Committee prior to the completion of the audit.

ITEM 2 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP as the independent registered public accounting firm to audit the books of Redwood and its subsidiaries for the year ending December 31, 2011, to report on the consolidated financial statements of Redwood and its subsidiaries, and to perform such other appropriate accounting services as may be required by our Board of Directors. The Board of Directors recommends that the stockholders vote in favor of ratifying the appointment of Grant Thornton LLP for the purposes set forth above. If the stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will consider a change in auditors for the next year.

Grant Thornton LLP has advised the Audit Committee that they are independent accountants with respect to Redwood, within the meaning of standards established by the American Institute of Certified Public Accountants, the PCAOB, and the Independence Standards Board and federal securities laws administered by the SEC. Representatives of Grant Thornton LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and they will be available to respond to appropriate questions.

Vote Required

If a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting is required for ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2011. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote in ratifying the appointment of Grant Thornton LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS REDWOOD’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

ITEM 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which we refer to as the Dodd-Frank Act, provides our stockholders with an opportunity to vote on a proposal to approve, on an advisory (non-binding) basis, the compensation of Redwood’s Named Executive Officers (also referred to as NEOs) as disclosed in this Proxy Statement in the Compensation Discussion and Analysis section and the related executive compensation tables. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the executive compensation philosophy, objectives, programs, plans, policies, and practices described in this Proxy Statement. Redwood’s NEOs are the six executive officers listed in the various compensation tables of the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation Committee of Redwood’s Board of Directors acts on behalf of the Board of Directors in administering Redwood’s executive compensation plans and programs. As described in detail within the Compensation Discussion and Analysis section of this Proxy Statement, Redwood has a performance-based executive compensation philosophy that seeks to provide incentives to achieve both short-term and long-term business objectives and ensure that Redwood can hire and retain talented individuals in a competitive marketplace. Based on this compensation philosophy, Redwood’s executive compensation objectives are as follows:

•	Attract and retain highly qualified and productive executives.
•	Motivate executives to enhance the overall performance and profitability of Redwood, both on a short-term and a long-term basis, with an emphasis on the long-term.
•	Reinforce the linkage between the interests of Redwood’s executives and its long-term stockholders by encouraging ownership of Redwood stock by executives and rewarding stockholder value creation.
•	Ensure that compensation levels are both externally competitive and internally equitable.

Please read the Compensation Discussion and Analysis section of this Proxy Statement, which begins on page 21, and the related executive compensation tables, which begin on page 49, for more information about the compensation of Redwood’s Named Executive Officers for 2010. The Compensation Committee is committed to providing disclosure within the Compensation Discussion and Analysis section of this Proxy Statement that gives insight into the process by which it arrives at determinations relating to executive compensation and the underlying rationale for those determinations. Among other things, the Compensation Discussion and Analysis describes:

•	The Compensation Committee’s process for reviewing all components of the Chief Executive Officer’s (CEO’s) compensation and that of the other NEOs;
•	The reasons for paying each element of compensation to the NEOs and Redwood’s compensation philosophy and objectives and methodology for competitive benchmarking; and
•	The performance measures and goals used for performance-based compensation and the factors taken into account in the Compensation Committee’s determination of whether those measures and goals were satisfied.

Each year the Compensation Committee reviews Redwood’s compensation philosophy and its executive compensation plans and programs and makes compensation determinations and changes it believes are necessary or appropriate in light of its executive compensation objectives. The following is a summary of certain determinations and changes that applied to 2010 and/or will apply to 2011 and subsequent years as a result of this regular review process. The Board of Directors and the Compensation Committee believe these determinations and changes should be taken into consideration by stockholders in exercising their advisory vote on executive compensation.

•	2010 and 2011 base salary for the CEO position remains unchanged from 2007. The base salary paid for the position of chief executive officer was not increased for 2010 or 2011, and remains at the same level as was in place in 2007. Redwood’s former CEO retired in May 2010 and Redwood’s then-President was promoted to this position, but the base salary for the CEO position remained unchanged. See pages 26 – 27 within the Compensation Discussion and Analysis section of this Proxy Statement for a further discussion of the base salary of the CEO and the other Named Executive Officers (which are also referred to as NEOs).
•	In accordance with pay-for-performance principles, 2010 annual bonus compensation for NEOs was primarily determined by Redwood’s 2010 financial performance. Redwood’s financial performance in 2010 was strong, with $110 million of net income and a 10.92% return on equity (ROE), based on 2010 financial results as reported under generally accepted accounting principles (GAAP). For 2010, an aggregate of $3.8 million in annual bonus compensation was paid to NEOs. Of this $3.8 million aggregate amount of bonus compensation, a total of $3.1 million, or 82%, was paid based directly on Redwood’s financial performance under the Adjusted ROE-based company performance bonus formula that the Compensation Committee continued to use in 2010. See pages 27 – 32 within the Compensation Discussion and Analysis section of this Proxy Statement for a further discussion of the Compensation Committee’s pay-for-performance methodology for determining annual bonus compensation for NEOs.
•	Compensation paid to NEOs continued to align the interests of stockholders and NEOs by delivering approximately 50% of 2010 compensation to NEOs in the form of equity-based awards. Compensation paid to NEOs in respect of 2010 included base salaries, annual bonuses, and long-term equity-based compensation. For Redwood’s 2010 NEOs, aggregate compensation paid in respect of 2010 totaled approximately $13 million, of which approximately $6.5 million (or 50%) was in the form of equity-based awards that vest over three- or four-year periods. The Compensation Committee believes that delivering a significant portion of compensation in the form of equity-based awards is appropriate to align the interests of NEOs with those of long-term Redwood stockholders. See pages 23 – 38 within the Compensation Discussion and Analysis section of this Proxy Statement for a further discussion of the 2010 compensation of Redwood’s NEOs.
•	The Compensation Committee adopted the use of performance-based equity awards in 2010. In April 2010, the Compensation Committee affirmed its performance-based compensation philosophy by committing that at least 50% of the long-term equity-based awards granted in the fourth quarter of 2010 to NEOs would be performance-based equity awards that would vest or be delivered based on the achievement of metric-based performance targets established by the Committee at the time of grant. As further described in the Compensation Discussion and Analysis section of this Proxy Statement (see pages 32 – 38), the Compensation Committee satisfied this commitment when 50% of the long-term equity-based awards granted to NEOs in November 2010 were performance-based awards that vest after three years only if total stockholder return over the November 2010 to November 2013 three-year period exceeds a specified performance threshold.

•	The Compensation Committee continued to impose mandatory holding periods for long-term equity grants to executive officers. As further detailed within the Compensation Discussion and Analysis section of this Proxy Statement (see pages 35 – 36), the Compensation Committee continues to impose mandatory holding periods on equity grants to NEOs. For example, deferred stock units granted to NEOs that vest on a pro-rata basis over four years (i.e., 1/4th of the awards vest each year over the four-year vesting period) are subject to a mandatory holding period with respect to all underlying shares that vest prior to the four-year anniversary of the grant date — with the result that none of underlying shares could be transferred or sold by the NEOs until after the fourth anniversary of the grant date.
•	Redwood eliminated excise tax gross-ups for change-in-control severance payments. In March 2011, there was an amendment to each of the three outstanding employment agreements between an executive officer and Redwood to eliminate the provisions of those agreements that provided for tax gross-ups with respect to excise taxes that could be imposed on change-in-control severance payments that could be made under these agreements in the future. As a result, Redwood does not have any employment agreements in place with any executive (or any other employee) that provide for an excise tax gross-up. The Compensation Committee does not intend to offer excise tax gross-up provisions in any future employment agreements for executives (or any other employees). See page 47 within the Compensation Discussion and Analysis section of this Proxy Statement for a further discussion of the elimination of excise tax gross-ups for change-in-control severance payments.
•	The Compensation Committee altered the methodology for making annual bonus payments for 2011 and subsequent years to generally reduce the proportion of bonuses paid in cash and increase the proportion of bonuses paid in equity awards with a mandatory three-year holding period. In March 2011, the Compensation Committee decided that any year-end annual bonus paid to an NEO for 2011 or any subsequent year that exceeded $250,000 in value would not be paid fully in cash, but would instead be paid in part in the form of an equity award with a mandatory three-year holding period. As any year-end annual bonus increases in value above $250,000, an increasing proportion of that bonus would be paid in the form of equity awards rather than cash. Altering the form of payment for annual bonus amounts in this manner will, in years when any NEO annual bonus exceeds $250,000, expose a greater portion of the NEOs’ annual bonuses to the future financial performance of Redwood, which the Compensation Committee believes results in a greater alignment of executive and stockholder interests and provides the NEOs with a significant long-term performance incentive. See pages 40 – 41 within the Compensation Discussion and Analysis section of this Proxy Statement for a further discussion of this methodology for making annual bonus payments to NEOs for 2011 and subsequent years.

We are asking our stockholders to indicate their support for the compensation of Redwood’s Named Executive Officers as disclosed in this Proxy Statement. As noted above, this vote is not intended to address any one specific item of compensation, but rather the overall compensation of our Named Executive Officers and the executive compensation philosophy, objectives, programs, plans, policies, and practices described in this Proxy Statement.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the Named Executive Officers, as disclosed in the Annual Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure, is hereby approved.”

This “say-on-pay” vote is a non-binding advisory vote. The approval or disapproval of this proposal by stockholders will not require the Board of Directors or the Compensation Committee to take any action regarding Redwood’s executive compensation practices. The final decision on the compensation and benefits of Redwood’s Named Executive Officers and on whether, and if so, how, to address stockholder disapproval of this proposal remains with the Board of Directors and the Compensation Committee.

Vote Required

If a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

ITEM 4 — ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON
EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides our stockholders with an opportunity to vote on a proposal, on an advisory (non-binding) basis, regarding how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Item 3 included on pages 64 – 67 of this Proxy Statement. By voting on Item 4, stockholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two, or three years.

After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Redwood, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on Redwood’s compensation philosophy, policies, and practices as disclosed in Redwood’s annual proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies, and practices. We understand that our stockholders may have different views as to what is the best approach for Redwood and we look forward to hearing from our stockholders on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years, or abstain from voting.

Vote Required

If a quorum is present, the option of one year, two years, or three years that receives a majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders. In either case, this vote is advisory and not binding on the Board of Directors or Redwood and the Board of Directors may decide that it is in the best interests of our stockholders and Redwood to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

ITEM 5 — APPROVAL OF THE AMENDMENT TO REDWOOD’S CHARTER TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE

Under Redwood’s charter, as currently in effect (Charter), Redwood has authority to issue an aggregate of 100,000,000 shares of capital stock. At a meeting on March 10, 2011, the Board of Directors deemed advisable and approved an amendment to the first sentence of Section A of Article VI of the Charter to increase the number of shares of capital stock authorized for issuance to 125,000,000 as follows:

“The total number of shares of stock of all classes which the Corporation has authority to issue is one hundred twenty five million (125,000,000) shares of capital stock, par value one cent ($0.01) per share, amounting in aggregate par value of One Million Two Hundred Fifty Thousand Dollars ($1,250,000).”

Purpose and Effect of the Amendment

In order to maintain our status as a real estate investment trust for federal income tax purposes, we are required to distribute 90% of our REIT taxable income. Accordingly, our ability to grow depends on our access to external sources of capital at attractive rates.

As of March 31, 2011, we had 78,138,724 shares of our capital stock issued and outstanding, leaving 21,861,276 shares of capital stock available for future issuances, of which 3,303,381 shares are reserved for issuances upon the exercise of outstanding stock options and conversion of outstanding deferred stock units and performance stock units. In addition, we have reserved additional shares for issuance under the Employee Stock Purchase Plan and a Direct Stock Purchase and Dividend Reinvestment Plan that we maintain. We do not believe the number of remaining shares authorized for issuance would be adequate for additional capital raising opportunities that could arise in the foreseeable future. Approval of an amendment to the Charter increasing the authorized number of shares will provide us with valuable flexibility to take advantage of opportunities to raise additional capital on favorable terms to finance the growth of our business.

In 2009 we consummated two public offerings of shares of common stock as follows:

•	In January 2009, we completed a public offering of common stock to raise capital for investment and growth, and issued approximately 26 million shares with net proceeds from the offering of $283 million; and
•	In June 2009, we completed a public offering of common stock to raise capital for investment and growth, and issued approximately 17 million shares with net proceeds from the offering of $238 million.

One of the uses of the capital we raised in these two offerings was to make substantial acquisitions in the first half of 2009 of residential mortgage-backed securities at deeply discounted prices that we believed were attractive investments. Those investments have since generated substantial returns in the form of interest income, increases in value, and gains on sale in connection with the sale of certain of these investments. We believe that the portion of these investments that we continue to retain should continue to generate attractive levels of cash flow in the future.

Redwood ended 2009 in a better financial position than at the beginning of 2009, with a stronger balance sheet, more liquidity, and a considerably larger investment portfolio; and remained well positioned to take advantage of new investment opportunities. We believe that those improvements were, in large part, attributable to our ability to raise capital in the first half of 2009 through equity offerings and invest the proceeds of those offerings. Over the course of 2010 our financial position continued to strengthen, with an increase in book value, net income, and return on equity over our 2009 levels — again, in large part because of the investments we were able to make with the capital we raised through common stock offerings in 2009.

We are seeking to increase the number of shares we are authorized to issue under our Charter to enable us to raise additional equity capital to fund the expansion of our business as appropriate opportunities to do so arise in the future. We currently have no specific plans, arrangements, or agreements relating to the issuance of the additional shares of capital stock, other than the shares reserved for issuance through the plans described above. The additional shares may be issued from time to time for cash or other consideration, in public offerings or private placements, or through our Direct Stock Purchase and Dividend Reinvestment Plan, to fund our asset acquisitions or for other general corporate purposes. The issuance of additional shares of common stock could have the effect of diluting existing stockholder earnings per share, book value per share, and voting power. Our stockholders do not have any preemptive right to purchase or subscribe for any part of any new or additional issuances of our securities.

Our Board of Directors has the authority under the Charter to reclassify any authorized but unissued shares into one or more classes or series having such preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends and other distributions, and qualifications or terms or conditions of redemption as may be determined by the Board of Directors. Prior to the issuance of shares of any class or series, other than common stock, articles supplementary establishing the class or series and determining its relative rights and preferences must be filed with the State Department of Assessments and Taxation of Maryland.

As of March 31, 2011, we had 78,138,724 shares of common stock outstanding. Since our inception in 1994 we have issued those shares at times when we believed those issuances to be in the best interest of Redwood. We intend to maintain this philosophy with future issuance of shares.

Vote Required

The affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is required to approve the amendment to our Charter. Abstentions and broker non-votes will not be counted as votes cast and will have the effect of a vote against the amendment to our Charter.

If the amendment is approved by the stockholders, it will become effective upon the filing of articles of amendment with the State Department of Assessments and Taxation of Maryland, which we would expect to accomplish promptly after the Annual Meeting. If the proposed amendment is not approved by the stockholders, the Charter will remain as currently in effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE CHARTER.

ITEM 6 — STOCKHOLDER PROPOSAL CONCERNING REDWOOD’S CLASSIFIED
BOARD OF DIRECTORS

Mr. Gerald R. Armstrong of 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, has given notice that he is the owner of 796.807446 shares of our common stock and that he intends to present at the Annual Meeting the following proposal, which is OPPOSED by the Board of Directors.

Stockholder Proposal

Resolution

“That the shareholders of Redwood Trust, Inc. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.”

Supporting Statement from Mr. Armstrong

“The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders. Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually. The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.”

“As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it. In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.”

“The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.”

“Arthur Levitt, former Chairman of The Securities and Exchange Commission said, ‘In my view, it’s best for the investor if the entire board is elected once a year. Without annual election of each director, shareholders have far less control over who represents them.”’

“While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.”

“The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.”

“In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.”

“If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote ‘FOR’ this proposal.”

Board of Directors Statement Against this Stockholder Proposal

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Board of Directors and the Governance and Nominating Committee have given this proposal careful consideration and believe that it should not be implemented. The Board of Directors and the Governance and Nominating Committee believe that a classified board, within which directors serve for staggered three-year terms, is more advantageous to, and better serves the interests of, Redwood and its stockholders than a board of directors all of whose members would be elected annually for the reasons discussed below.

•	Good corporate governance requires a balancing of factors and does not lend itself to a “one size fits all” approach. Our Board of Directors believes that there is no “one size fits all” approach to corporate governance and that good corporate governance is a matter of finding the appropriate balance among differing governance approaches and structures for the company in light of its business and strategy.
º	The Board of Directors does not believe there is a single formula for corporate governance that can be applied uniformly to all types of companies, without regard to their industry, structure, or other company-specific considerations. An appropriate practice for one company may not be an appropriate practice for another. To claim that “one size fits all” in this context ignores the unique challenges and opportunities of each particular company. Unlike many other companies and industries, Redwood is focused on long-term strategy and long-term investments.
º	The terms for which directors are elected needs to balance the right of stockholders to hold the Board of Directors accountable for its actions with the need for a governance structure that will facilitate the protection and enhancement of long-term stockholder value. For Redwood, we believe that balance can be found through the use of three-year staggered terms for directors. Redwood stockholders have an opportunity each year to vote on several directors, thereby shaping the composition and decision-making of the Board of Directors and providing for direct accountability to stockholders, while at the same time directors have terms that are consistent with and supportive of long-term planning and Redwood’s long-term business and investment strategy.
•	Three-year staggered terms for directors are consistent with and supportive of Redwood’s long-term business and investment strategy. The Board of Directors believes that the length of tenure and consistency in oversight that results from three-year staggered terms is important to maintaining and supporting Redwood’s long-term business and investment strategy. Redwood seeks to invest in real estate-related assets that have the potential to provide attractive cash flows over a long period of time. Historically, the average duration of Redwood’s investments has generally exceeded three years. Planning and executing long-term business and investment strategies requires planning, discipline, and consistency over multiple year periods. Three-year staggered terms provide stability, enhance long-term planning, and ensure that a majority of Redwood’s directors at any given time have meaningful prior experience as directors of Redwood. This ensures that the Board of Directors has solid knowledge of, and background in, Redwood’s business and strategy and is better positioned to make the fundamental decisions that affect Redwood and its stockholders.
•	Three-year staggered terms enhance the effectiveness of Redwood’s Board of Directors. As noted above, Redwood’s business involves identification, acquisition, and management of real estate-related assets which, by their very nature, require long-term strategies and planning. In order for our directors to be most effective in protecting and enhancing stockholder value, they need to understand fully all of the risks and potential opportunities presented by our long-term investment strategies. That can be difficult to do effectively over just a one-year period. Multi-year terms enhance our directors’ ability to provide informed guidance to promote the long-term interests of Redwood and its stockholders.

•	Redwood has policies and procedures in place designed to ensure that three-year staggered terms do not lead to an entrenched or unaccountable Board of Directors. Some critics of staggered board state that this structure limits accountability of directors to stockholders and can lead to entrenchment of directors. Our Board of Directors disagrees with this criticism. For example, the Board of Directors is recommending in this Proxy Statement that stockholders have an annual advisory vote on executive compensation as a mechanism for stockholders to hold the Compensation Committee accountable for it compensation determinations. In addition, there are several corporate governance policies and procedures in place at Redwood that limit the potential for entrenchment of Redwood directors. Under Redwood’s Governance Standards, there is a mandatory retirement age, after which a director is not permitted to be nominated for election to an additional term. In addition, the Board of Directors regularly engages in self-assessments, including an assessment of the Board’s diversity of background and experience. These assessments assist the Board in determining whether a change in the composition of the Board of Directors may be necessary or appropriate. The composition of the Board of Director’s standing committees is also regularly reviewed and adjusted when appropriate.
•	A classified board structure can help to safeguard us against unfair attempts to acquire control of Redwood. A classified board of directors can help to safeguard a company against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the business and assets of that company. A classified board structure enhances the ability of a board of directors to negotiate to achieve a better result for all stockholders in these circumstances. It does not preclude a takeover, but it allows for time to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all stockholders, weigh alternatives, and determine which course of action is most likely to result in maximum value for all stockholders.
•	Redwood’s stockholders have recently considered a substantially similar proposal by Mr. Armstrong and a majority of stockholders voted to continue to use three-year staggered terms for directors. At our Annual Meeting of Stockholders in 2008, Mr. Armstrong submitted a proposal and supporting statement substantially similar to the proposal and supporting statement set forth above that he has submitted for consideration at our upcoming Annual Meeting. In 2008, holders of a majority of Redwood’s outstanding shares of common stock voted to continue the use of three-year staggered terms by voting against the proposal submitted by Mr. Armstrong. The Board of Directors does not believe that there has been a change in circumstances since the 2008 shareholder vote that should lead stockholders to change their position on this issue.

It is important to note that approval of this non-binding proposal by stockholders would not in itself effectuate the changes contemplated by the proposal. Once stockholders have voted on this proposal, the Board of Directors and the Governance and Nominating Committee will take that vote into consideration and determine what subsequent actions would be appropriate. Further action by the Board of Directors and the stockholders would be required to amend Redwood’s Charter to eliminate the classification of the terms of the Board of Directors and require that all directors stand for election annually.

Vote Required

If a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the non-binding stockholder-submitted proposal requesting that the Board of Directors take steps to eliminate the classification of the terms of the Board of Directors and require that all directors stand for election annually. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act), stockholders may present proper proposals for inclusion in Redwood’s annual proxy statement and for consideration at Redwood’s 2012 Annual Meeting. To be eligible for inclusion in Redwood’s 2012 annual proxy statement, a stockholder proposal must be received in writing not less than 120 calendar days before the first anniversary of the date we released our proxy statement for the preceding year’s annual meeting and must otherwise comply with Rule 14a-8 under the Exchange Act. Accordingly, a stockholder nomination for director or proposal of business intended to be considered at the 2012 Annual Meeting must be received by Redwood’s Secretary not later than December 5, 2011 to be eligible for inclusion in our 2012 Proxy Statement. While the Board of Directors will consider stockholder proposals, Redwood reserves the right to omit from its annual proxy statement stockholder proposals that it is not required to include under the Exchange Act and our Bylaws, including as a result of Rule 14a-8 under the Exchange Act.

In addition, our Bylaws contain advance notice provisions with respect to matters to be brought before an annual meeting, including nominations for election to the Board of Directors. Our Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at an annual meeting, written notice containing the information required by the Bylaws generally must be delivered to our Secretary at our principal executive office not earlier than the 150th day prior to the first anniversary of the date we released the proxy statement for the preceding year’s annual meeting nor later than 5:00 p.m., Pacific Time, on the 120th day prior to the first anniversary of the date we released the proxy statement for the preceding year’s annual meeting. Accordingly, under our Bylaws, a stockholder nomination for director or proposal of business intended to be considered at the 2012 Annual Meeting must be received by the Secretary not earlier than November 5, 2011, and not later than 5:00 p.m., Pacific Time, on December 5, 2011. Proposals should be mailed to Redwood Trust, Inc., Attention: Secretary, One Belvedere Place, Suite 300, Mill Valley, CA 94941. A copy of the Bylaws may be obtained from Redwood’s Secretary by written request to the same address.

INFORMATION INCORPORATED BY REFERENCE

This Proxy Statement incorporates by reference the information set forth in our Annual Report on Form 10-K for the year ended December 31, 2010 (the 2010 Annual Report) under the following headings: Item 6. Selected Financial Data; Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; Item 7A. Quantitative and Qualitative Disclosures about Market Risk; Item 8. Financial Statements and Supplementary Data; and Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure. Copies of the 2010 Annual Report on Form 10-K are available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of Redwood at (415) 389-7373 or at the principal executive offices of Redwood at the address set forth above under “Stockholder Proposals for the 2012 Annual Meeting.” In addition, within the Investor Information section of Redwood’s website located at www.redwoodtrust.com, you can obtain, free of charge, a copy of our 2010 Annual Report on Form 10-K. Please note that the information on our website is not part of this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Andrew P. Stone Secretary

April 4, 2011
Mill Valley, California

REDWOOD TRUST

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 17, 2011.

Vote by Internet

- Log on to the Internet and go to **www.investorvote.com/RWT**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals

1. Election of the Class II Nominees to the Board of Directors. **The Board of Directors recommends a vote FOR all Class II Nominees to the Board of Directors.** +

Nominee	For	Withhold
01 - Douglas B. Hansen	☐	☐
02 - Martin S. Hughes	☐	☐
03 - Greg H. Kubicek	☐	☐
04 - Charles J. Toeniskoetter	☐	☐

3. Advisory vote on executive compensation. **The Board of Directors recommends a vote FOR approval.** For ☐ Against ☐ Abstain ☐

4. Advisory vote on the frequency of holding an advisory vote on executive compensation. **The Board of Directors recommends a vote for a 1 YEAR frequency.** 1 Yr ☐ 2 Yrs ☐ 3 Yrs ☐ Abstain ☐

5. Amendment to the Company's charter to increase the number of shares of capital stock authorized for issuance from 100 million shares to 125 million shares. **The Board of Directors recommends a vote FOR approval of the amendment to the Company's charter.** For ☐ Against ☐ Abstain ☐

6. Stockholder-submitted proposal that stockholders request the Board of Directors to take steps to eliminate the classification of terms of directors. **The Board of Directors recommends a vote AGAINST this stockholder-submitted proposal.** For ☐ Against ☐ Abstain ☐

7. To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

By marking this box, I consent to access future Annual Reports and Proxy Statements of Redwood Trust, Inc. electronically over the Internet. I understand that unless I request otherwise or revoke my consent, Redwood Trust, Inc. will notify me when any such communications are available and how to access them. I understand that costs associated with the use of the Internet will be my responsibility. To revoke my consent, I can contact Redwood Trust's transfer agent, Computershare Investor Services, at 1-888-472-1955. ☐

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Redwood Trust, Inc.

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Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders – May 17, 2011

THE UNDERSIGNED STOCKHOLDER OF REDWOOD TRUST, INC., A MARYLAND CORPORATION (THE "COMPANY"), HEREBY APPOINTS GEORGE E. BULL, III, MARTIN S. HUGHES, AND HAROLD F. ZAGUNIS, OR ANY OF THEM, AS PROXIES FOR THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION IN EACH OF THEM, TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD AT THE ACQUA HOTEL, 555 REDWOOD HIGHWAY, MILL VALLEY, CALIFORNIA 94941 ON MAY 17, 2011, AT 10:30 A.M., LOCAL TIME, AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF, TO CAST ON BEHALF OF THE UNDERSIGNED ALL VOTES THAT THE UNDERSIGNED IS ENTITLED TO CAST AT THAT MEETING AND OTHERWISE TO REPRESENT THE UNDERSIGNED AT THE MEETING WITH ALL POWERS POSSESSED BY THE UNDERSIGNED IF PERSONALLY PRESENT AT THE MEETING. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND OF THE ACCOMPANYING PROXY STATEMENT AND REVOKES ANY PROXY HERETOFORE GIVEN WITH RESPECT TO SUCH MEETING.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE OF THIS PROXY CARD. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE SPECIFIED NOMINEES FOR DIRECTOR,"FOR" RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011, "FOR" THE APPROVAL OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, FOR A "1 YEAR" FREQUENCY FOR HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION,"FOR" APPROVAL OF THE AMENDMENT TO THE COMPANY'S CHARTER, AND "AGAINST" THE STOCKHOLDER PROPOSAL CONCERNING THE COMPANY'S CLASSIFIED BOARD OF DIRECTORS. ADDITIONALLY, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY IS REVOCABLE AND THE UNDERSIGNED MAY REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE. ATTENDANCE OF THE UNDERSIGNED AT SAID MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF WILL NOT REVOKE THIS PROXY UNLESS THE UNDERSIGNED SHALL INDICATE AFFIRMATIVELY THEREAT THE INTENTION OF THE UNDERSIGNED TO VOTE SAID SHARES IN PERSON. IF THE UNDERSIGNED HOLD(S) ANY SHARES OF THE COMPANY IN A FIDUCIARY, CUSTODIAL, OR JOINT CAPACITY OR CAPACITIES, THIS PROXY IS SIGNED BY THE UNDERSIGNED IN EVERY SUCH CAPACITY AS WELL AS INDIVIDUALLY.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card and insert the date of your signature(s). All joint holders must sign. When signing as an attorney, trustee, executor, administrator, guardian, or corporate officer, please provide your FULL title under your signature(s).

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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